UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities and Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-2

EPICOR SOFTWARE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2008 Annual Meeting of Stockholders

and Proxy Statement

Meeting Date:

May 27, 2008

Epicor Software Corporation

18200 Von Karman Avenue, Suite 1000

Irvine, CA 92612

Epicor Software Corporation

18200 Von Karman Avenue, Suite 1000

Irvine, CA 92612

To our stockholders:

You are hereby cordially invited to attend the 2008 Annual Meeting of Stockholders of Epicor Software Corporation. The Annual Meeting will be held on May 27, 2008, at 10:00 a.m. local time, at the Company’s Headquarters located at 18200 Von Karman Ave., Suite 1000, Irvine, CA 92612. The expected actions to be taken at the Annual Meeting are described in the attached Proxy Statement and Notice of Annual Meeting of Stockholders. Included with the Proxy Statement is a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 as filed with the SEC on March 11, 2008. We encourage you to read the Form 10-K. It includes our audited financial statements and information about our operations, markets and products.

Stockholders of record as of April 4, 2008, may vote at the Annual Meeting.

Your vote is important. Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or, if available, vote via the Internet or by telephone. Returning the proxy card or voting via the Internet or by telephone will ensure your representation at the meeting but does NOT deprive you of your right to attend the meeting and to vote your shares in person. The Proxy Statement explains more about the proxy voting. Please read it carefully. We look forward to seeing you at the Annual Meeting.

Sincerely,

Thomas F. Kelly

President and

Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	May 27, 2008

Time:	10:00 a.m. PDT

Place:	Epicor Software Corporation Headquarters located at 18200 Von Karman Ave., Suite 1000, Irvine, CA 92612

Matters to be voted on:

•	Election of the Company’s five nominee directors, L. George Klaus, Michael Kelly, Thomas F. Kelly, Robert H. Smith and Michael L. Hackworth;

•	Ratification of McGladrey & Pullen, LLP as independent auditors for the fiscal year ending December 31, 2008; and

•	Any other matters that may properly be brought before the meeting.

Any of the above matters may be considered at the annual meeting at the date and time specified above or an adjournment or postponement of such meeting.

By order of the Board of Directors

Thomas F. Kelly

President and CEO

April 18, 2008

Important Notice Regarding the Availability of

Proxy Materials for the Shareholder

Meeting to be Held on May 27, 2008

The proxy statement, form of proxy and our 2007 Annual Report on Form 10-K are available at http://ir.epicor.com/phoenix.zhtml?c=86140&p=irol-reportsAnnual

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD OR VOTING INSTRUCTION CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR, IF AVAILABLE, VOTE BY TELEPHONE OR USING THE INTERNET AS INSTRUCTED ON THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION CARD.

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(continued)

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EPICOR SOFTWARE CORPORATION

PROXY STATEMENT FOR 2008

ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

The enclosed Proxy is solicited on behalf of the Board of Directors of Epicor Software Corporation (“Epicor” or the “Company”), for use at the Annual Meeting of Stockholders to be held on May 27, 2008 at 10:00 a.m. local time, and at any postponement or adjournment thereof. The Annual Meeting will be held at the Company’s Headquarters located at 18200 Von Karman Ave., Suite 1000, Irvine, CA 92612. The purposes of the Annual Meeting are set forth in the accompanying Notice of Annual Meeting of Stockholders.

These proxy solicitation materials and the enclosed Annual Report on Form 10-K for the fiscal year ended December 31, 2007, including financial statements, were first mailed on or about April 23, 2008 to all stockholders entitled to vote at the meeting. Our principal executive offices are located at 18200 Von Karman Avenue, Suite 1000, Irvine, CA 92612, and our telephone number is (949) 585-4000.

GENERAL INFORMATION ABOUT THE MEETING

Who May Vote	Stockholders of record at the close of business on April 4, 2008 (“Record Date”) are entitled to notice of and to vote at the Annual Meeting of Stockholders. The Company has one (1) class of equity securities outstanding, designated Common Stock, $.001 par value (“Common Stock”). At the Record Date, 60,679,983 shares of Common Stock, which includes 1,376,421 shares of Common Stock held by the Company as treasury shares, were issued and outstanding.

Voting Rights of Common Stock	Each share of Common Stock outstanding at the record date will be entitled to one (1) vote with respect to each proposal herein and any other matter that properly may come before the Annual Meeting of Stockholders. A total of 59,303,562 votes, excluding 1,376,421 treasury shares, are eligible to be cast at the Annual Meeting.

Voting Your Proxy	If a broker, bank or other nominee holds your shares, you will receive instructions from them that you must follow in order to have your shares voted.

Internet and telephone voting may be available in the instructions from your broker, bank or other nominee. If a bank, broker or other nominee holds your shares and you wish to attend the meeting and vote in person, you must obtain a “legal proxy” from the record holder of the shares giving you the right to vote the shares.

If you hold your shares in your own name as a holder of record, you may instruct the proxy holders how to vote your common stock by using the toll free telephone number, the Internet voting site listed on the proxy card, or by signing, dating and mailing the proxy card in the postage paid envelope that we have provided. Of course, you may also choose to attend the meeting and vote your shares in person. Specific instructions for using the telephone and Internet voting systems are on the proxy card. The telephone and Internet voting systems will be available until 11:59 p.m. (Eastern Time) on May 26, 2008. Whichever of these methods you select to transmit your instructions, the proxy holders will vote your shares in accordance with those instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors.

Matters to be Presented	We are not aware of any matters to be presented other than those described in this Proxy Statement. If any matters not described in the Proxy Statement are properly presented at the meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy instructions, as described below under “Changing Your Vote.”

Changing Your Vote	To revoke your proxy instructions if you are a holder of record, you must (i) advise our Corporate Secretary in writing before the proxy holders vote your shares, (ii) deliver later proxy instructions before the proxy holders vote your shares, or (iii) attend the meeting and vote your shares in person. If your shares are held by a bank, broker or other nominee, you must follow the instructions provided by the bank, broker or nominee.

Cost of This Proxy Solicitation	We will pay the cost of this proxy solicitation. We may, on request, reimburse brokerage firms and other nominees for their expenses in forwarding proxy materials to beneficial owners. In addition to soliciting proxies by mail, we expect that our directors, officers and employees may solicit proxies in person or by telephone or facsimile. None of these individuals will receive any additional or special compensation for doing this, although we will reimburse these individuals for their reasonable out-of-pocket expenses.

How Votes are Counted	The Annual Meeting will be held if a majority of the outstanding Common Stock entitled to vote is represented in person or by proxy at the meeting. If you have returned valid proxy instructions or attend the meeting in person, your Common Stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters at the meeting.

Abstentions and Broker Non-Votes	Shares that are voted “WITHHELD” or “ABSTAIN” are treated as being present for purposes of determining the presence of a quorum and as entitled to vote on a particular subject matter at the Annual Meeting. Abstentions will have the same effect as a vote against the proposal related to the ratification of our auditors. If you hold your shares through a broker, bank or other nominee and you do not provide instructions on how to vote, your broker or other nominee may have authority to vote your shares on certain matters, including Proposals 1 and 2.

Our Voting Recommendations	When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. However, if no specific instructions are given, the shares will be voted in accordance with the following recommendations of our Board of Directors:

“FOR” the election of the Director nominees to the Board of Directors; and

“FOR” ratification of McGladrey & Pullen, LLP as our independent auditors for fiscal year ending December 31, 2008.

Deadline for Receipt of Stockholder Proposals	Stockholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the Securities and Exchange Commission (SEC) and our bylaws. Stockholder proposals that are intended to be included in our Proxy Statement and form of Proxy relating to the meeting for our 2009 Annual Meeting of Stockholders under rules set forth in the Securities Exchange Act of 1934, as amended (the Securities Exchange Act) must be received by us no later than December 18, 2008, to be considered for inclusion.

If a stockholder intends to submit a proposal or nomination for director for our 2009 Annual Meeting of Stockholders that is not to be included in Epicor’s Proxy Statement and form of Proxy relating to the meeting, the stockholder must give us notice in accordance with the requirements set forth in Epicor’s bylaws on the earlier of (i) 45 days after notice was sent to stockholders regarding the previous year’s annual meeting, or (ii) 90 days prior to the one year anniversary of the last year’s annual meeting; provided, however, if the annual meeting date is changed by more than 30 days before or 60 days after the anniversary date of the prior year’s annual meeting, then notice must be given not later than the later of (i) the 90th day prior to such meeting or (ii) the 10th day following the date on which public announcement of the date of such meeting is first made. Epicor’s bylaws require that certain information and acknowledgments with respect to the proposal and the stockholder making the proposal be set forth in the notice. A copy of the relevant bylaw provision is available upon written request to Epicor Software Corporation, 18200 Von Karman Avenue, Suite 1000, Irvine, CA 92612, Attention: Corporate Secretary. You can also access our SEC filings, including our Annual Report on Form 10-K, on our website at www.epicor.com.

Important Notice Regarding the Availability of Proxy Materials for Epicor’s 2008 Annual Meeting	The Proxy Statement and form of proxy, together with Epicor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, including financial statements, are available at

http://ir.epicor.com/phoenix.zhtml?c=86140&p=irol-reportsAnnual.

Directions to Attend the 2008 Annual Meeting and Vote in Person

The Epicor 2008 Annual Meeting is being held at the Company’s headquarters located at 18200 Von Karman Avenue, Suite 1000 (10th floor), Irvine CA 92612. To get to the Epicor 2008 Annual Shareholders meeting:

1.	Take the 405 freeway to the Jamboree Road exit

2.	Head Southwest on Jamboree Rd

(exiting the 405 south, make a right on Jamboree)

(exiting the 405 North, make a left on Jamboree)

3.	Turn Right onto Michelson Drive.

4.	Turn Right onto Von Karman Ave.

5.	End at 18200 Von Karman Ave Irvine, CA

6.	Visitor Parking is available immediately adjacent to the Building

7.	Take the elevator to the 10th floor Epicor Receptionist and they will direct you to the meeting.

For any questions or if you need further directions, please contact Epicor at 949-585-4000.

PROPOSAL ONE: ELECTION OF DIRECTORS

Nominees	Currently, there are six (6) members of the Board of Directors. Harold D. Copperman will not be standing for re-election at the 2008 Annual Meeting of Stockholders. Thus, the Board of Directors, following the recommendation and nomination of the Nominating and Governance Committee, has nominated L. George Klaus, Thomas F. Kelly, Michael Kelly, Robert H. Smith and Michael L. Hackworth to stand for re-election and it is those five (5) directors that are to be elected by the holders of Common Stock. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company’s five (5) nominees. All nominees are currently directors of the Company. If any Company nominee is unable or declines to serve as a director at the time of the Annual Meeting of Stockholders, the proxies will be voted for a nominee designated by the present Board of Directors to fill the vacancy. The Company is not aware of any nominee who will be unable to or will decline to serve as a director. The term of office for each person elected as a director will continue until the next Annual Meeting of Stockholders or until the earlier of his death, resignation or removal.

Name	Age	Position	Director Since
L. George Klaus	67	Executive Chairman of the Board	1996
Michael Kelly *	60	Director	2005
Thomas F. Kelly *	55	Director, President and CEO	2000
Harold D. Copperman†	61	Director	2001
Robert H. Smith	71	Lead Director	2003
Michael L. Hackworth	67	Director	2007

*	Messrs. Thomas Kelly and Michael Kelly are unrelated to each other.
†	Mr. Copperman is not standing for re-election at the 2008 Annual Meeting of Stockholders.

The Board of Directors recommends a vote “FOR” the election of each of L. George Klaus, Thomas F. Kelly, Michael Kelly, Robert H. Smith and Michael L. Hackworth, the Company’s nominees to the Board of Directors.

L. George Klaus	George Klaus has been a director of the Company since February 1996, and has been Chairman of the Board since September 1996. Mr. Klaus served as Chief Executive Officer of the Company from February 1996 through February 19, 2008. Mr. Klaus also served as President of the Company from February 1996 through November 1999 and from June 2001 to July 2005. Mr. Klaus is also a member of the Information and Computer Science CEO Advisory Board for the University of California, Irvine. Mr. Klaus received his Bachelor of Science in Mathematics from California State University, Northridge in 1963, and in 1964 studied at the graduate level in business and math.

Michael Kelly

Michael Kelly joined Epicor’s Board of Directors in September 2005. Since October 2005, Mr. Kelly has served as Chairman and CEO of Kinsale Associates, a merchant bank. From July 2005 to October 2005, Mr. Kelly served as CEO of Cape Semiconductor Inc., a fabless semiconductor company providing analog and mixed signal solutions to a variety of industries. Prior to that, from 1994 to 2005, Mr. Kelly was vice-chairman and senior managing director of Broadview International, LLC, an international technology investment banking firm and a division of Jefferies Inc. Mr. Kelly currently serves on the board of directors of Adept Technology, Inc. (NASDAQ: ADEP). Mr. Kelly holds a Bachelor of Arts degree in accounting from Western Illinois University, a Master of Business Administration from St. Louis University and is a certified public accountant.

Thomas F. Kelly	Thomas Kelly has been a director of the Company since January 2000 and on February 19, 2008 he became the Company’s President and Chief Executive Officer. Immediately prior to February 19, 2008, Mr. Kelly was the Chairman and CEO of Monte Vista Software, a provider of Linux operating systems and tools for electronic systems and devices. Prior to that, from September 2004 through December 2005, Mr. Kelly was associated with Trident Capital as an EIR (Entrepreneur in Residence). During the period from March 2005 through September 2005, Mr. Kelly also held the title of Chief Executive Officer and member of the Board of Directors of Transware Limited and its holding company parent, Eastchase Limited. Prior to that, he was Chairman and Chief Executive Officer of BlueStar Solutions, Inc., an enterprise resource planning software hosting company, from January 2001 to September 2004, at which time BlueStar was acquired by ACS, Inc. Mr. Kelly remains the chairman of Monte Vista Software and is also a director of FEI Company (NASDAQ: FEIC), a manufacturer of particle and ion beam imaging and analysis solutions for the semiconductor and science markets and a director of Sendmail, Inc., a private email security company. Mr. Kelly received his Bachelor of Science in Economics from Santa Clara University.

Harold D. Copperman	Harold Copperman has been a director of the Company since July 2001. For the past five years, Mr. Copperman has been the President and CEO of HDC Ventures, Inc., a management and investment group focusing on enterprise systems, software and services. Prior to that, from 1993 through 1999, he served as Sr. Vice President and Group Executive of the Products Division at Digital Equipment Corporation. Mr. Copperman currently sits on the Board of Avocent Corporation (NASDAQ: AVCT), AXS-One Inc., (AMEX:AXO) and a number of other private companies in the information technology business. From 1989-1993 he sat on the Board of Directors of America Online, Inc. Mr. Copperman received his Bachelors of Science in Mechanical Engineering from Rutgers University in 1967 and served as a Captain in the U.S. Army. Mr. Copperman is not standing for re-election at the 2008 Annual Meeting of Stockholders.

Robert H. Smith	Mr. Smith has been a director of the Company since May 2003. From 1996 through 2002, Mr. Smith was the CFO and Executive VP of finance and administration for Novellus Systems, Inc. Mr. Smith also served on the board of directors of Novellus until his retirement in 2002. Mr. Smith is a member of the board of directors of Cirrus Logic, Inc. (NASDAQ: CRUS). Mr. Smith is also on the board of directors of PLX Technology (NASDAQ: PLXT), Virage Logic (NASDAQ: VIRL) and ON Semiconductor (NASDAQ: ONNN). Mr. Smith holds a Bachelors degree in Business Administration from Oklahoma City University.

Michael L. Hackworth	The Board of Directors appointed Mr. Hackworth to serve as a director of the Company in November 2007. From June 2002 to April 2007, Mr. Hackworth served as chairman and CEO of Tymphany Corporation, a private audio transducer manufacturing company that he co-founded. He continues as chairman of Tymphany and also currently serves as “Advisor to Entrepreneurs,” assisting early stage management teams with strategy and financing, a role he has played since 1999. Mr. Hackworth also currently Chairs the board of publicly traded Cirrus Logic Inc. (NASDAQ: CRUS) and serves on the board of publicly traded Virage Logic Corp. (NASDAQ: VIRL). Prior to becoming chairman in April 1999, Mr. Hackworth served as President and CEO of Cirrus Logic since its founding in January 1985. Prior to that, Mr. Hackworth spent 18 years serving in positions of ever-increasing responsibility with Signetics Corp., a subsidiary of N.V. Philips, Motorola and Fairchild Semiconductor. Mr. Hackworth holds a Bachelor of Science degree in engineering from Santa Clara University.

Vote Required	The five (5) nominees for director receiving the highest number of affirmative votes from holders of shares entitled to be voted for them shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under Delaware law.

Recommended Vote	THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE COMPANY’S FIVE (5) NOMINEE DIRECTORS. Unless otherwise marked, proxies solicited by the Company will be voted FOR the election of the Company’s FIVE (5) nominee directors.

EXECUTIVE OFFICERS

The following sets forth certain information regarding executive officers of the Company during fiscal year 2007. Information pertaining to Mr. Thomas Kelly, who is currently an executive officer and a director, and information pertaining to Mr. Klaus, who was throughout 2007 both a director and an executive officer of the Company, may be found in the section above.

Name	Age	Position	Executive Officer Since
Mark Duffell (1)	46	President and Chief Operating Officer	July 2004 through February 2008
Michael Piraino	54	Executive Vice-President and Chief Financial Officer	May 2003

(1)	Mr. Duffell resigned as President and Chief Operating Officer of the Company, effective February 19, 2008. Pursuant to a letter agreement between Mr. Duffell and the Company, dated February 19, 2008, Mr. Duffell remained employed by the Company until March 31, 2008 to support the transition of his responsibilities.

Mark Duffell	Mark Duffell was employed by Epicor in a variety of management and executive roles from 1996 through March 31, 2008. From July 2005 through February 19, 2008, Mr. Duffell served as Epicor’s President and COO. Prior to that time, he served as Epicor’s Executive Vice President and general manager for the Enterprise Solutions Group and International Operations. He also served as Vice President of EMEA and North American Sales for Epicor. Mr. Duffell graduated with a first class honors degree in production engineering from Kingston University in 1984. Mr. Duffell’s employment with the Company ended on March 31, 2008.

Michael Piraino	Michael Piraino joined Epicor as Senior Vice-President and Chief Financial Officer in May 2003, bringing 28 years experience in senior executive and financial roles. In July 2005, he was promoted to Executive Vice President. Prior to joining Epicor, Mr. Piraino founded CEO Resources L.L.C., a premier executive resource management company providing small to medium high-growth companies with interim CEO services, corporate finance and M&A advisory services and integration strategies. He currently serves on the Board of Directors for Buy.com. Mr. Piraino holds a Bachelor of Science degree in accounting from Loyola University of Los Angeles. He is a certified public accountant.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

The Board of Directors held eleven (11) meetings during fiscal year 2007. Each director attended or participated telephonically in 75% or more of the aggregate of (i) the total number of the meetings of the Board of Directors (held during the period for which such director was a director) and (ii) the total number of meetings of all committees on which such director served (held during the period for which such director served as a committee member) during fiscal year 2007.

Board Independence	The Board of Directors has determined that each of its current directors, including all nominee directors, has no material relationship with Epicor and is independent within the meaning of the NASDAQ Stock Market, Inc. director independence standards, as currently in effect, with the exception of George Klaus, who serves as the Company’s Executive Chairman, and Tom Kelly, who also serves as the Company’s President and CEO.

Committees of the Board of Directors	The Board of Directors has Audit, Nominating and Corporate Governance, and Compensation Committees. Each of these committees has adopted a written charter. All members of the committees are appointed by the Board of Directors, and are non-employee directors. The following describes each committee and its function, its current membership and the number of meetings held during fiscal year 2007.

Audit Committee	The Audit Committee currently consists of Messrs. Mike Kelly, Smith and Copperman, each of whom is independent within the meaning of the NASDAQ Stock Market, Inc. director independence standards, as currently in effect. Mr. Mike Kelly currently serves as Chairman of the Audit Committee. The Board of Directors has determined that Mr. Mike Kelly is an “audit committee financial expert” as defined by the rules and regulations of the SEC. The Audit Committee held four (4) meetings during fiscal year 2007. During 2007, the audit committee was comprised of Messrs. Thomas Kelly, Smith and Copperman. Throughout 2007, Thomas Kelly served as chairman of the Audit Committee and also as the “audit committee financial expert.” On February 19, 2008, Thomas Kelly became the Company’s President and Chief Executive Officer, therefore he is no longer a member of any of the committees of the Company’s Board of Directors, including the Audit Committee. Mr. Copperman is not standing for re-election at the 2008 Annual Meeting of Stockholders, therefore, he will no longer be a member of the Audit Committee.

The Board of Directors has adopted a written charter for the Audit Committee, which is available on Epicor’s website at www.epicor.com/investors under “Corporate Governance.” The audit committee reviews and reassesses the adequacy of the charter on an annual basis.

The Audit Committee oversees the accounting, financial reporting and audit processes; makes recommendations to the Board of Directors regarding the selection of independent auditors; reviews the results and scope of audit and other services provided by the independent auditors; reviews the accounting principles and auditing practices and procedures to be used in preparing our financial statements and reviews our internal controls and procedures to ensure compliance with the Sarbanes-Oxley Act of 2002.

The Audit Committee works closely with management and our independent auditors. The Audit Committee also meets with our independent auditors in an executive session, without the presence of our management, on a quarterly basis, following completion of their quarterly reviews and annual audit and prior to our earnings announcements, to review the results of their work. The Audit Committee also meets with our independent auditors to approve the annual scope of the audit services to be performed.

The Audit Committee Report is included herein on page 54.

Nominating and Governance Committee	The Nominating and Governance Committee currently consists of Messrs. Mike Kelly, Hackworth, Copperman and Smith, each of whom is independent within the meaning of the NASDAQ Stock Market, Inc. director independence standards, as currently in effect. Mr. Smith serves as Chairman of the Nominating and Governance Committee and also as the Lead Director. Throughout fiscal year 2007, the Nominating and Governance Committee consisted of Messrs. Thomas Kelly, Copperman and Smith. On February 19, 2008, Thomas Kelly became the Company’s President and Chief Executive Officer, therefore he is no longer a member of any of the committees of the Company’s Board of Directors, including the Nominating and Governance Committee. Mr. Copperman is not standing for re-election at the 2008 Annual Meeting of Stockholders, therefore, he will no longer be a member of the Nominating and Governance Committee.

The Nominating and Governance Committee held four (4) meetings during fiscal year 2007. The Board of Directors has adopted the Nominating and Governance Committee charter; which is available on Epicor’s website at www.epicor.com/investors under “Corporate Governance.”

The Nominating and Governance Committee considers and periodically reports on matters relating to the identification, selection and qualification of the Board of Directors and candidates nominated to the Board of Directors and its committees; develops and recommends governance principles applicable to the Company and the Board of Directors; oversees the evaluation of the Board of Directors and management and oversees and sets compensation for the Board of Directors.

The Nominating and Governance Committee considers properly submitted stockholder recommendations for candidates for membership on the Board of Directors as described below under “Identification and Evaluation of Nominees for Directors.” In evaluating such recommendations, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors and to address the membership criteria set forth under “Director Qualifications.” Any stockholder recommendations proposed for consideration by the Nominating and Governance Committee should include the candidate’s name and qualifications for membership on the Board of Directors and should be addressed to our Corporate Secretary. In addition, procedures for stockholder direct nomination of directors are discussed above under the section “Deadline for Receipt of Stockholder Proposals” and are discussed in detail in our bylaws, which will be provided to you upon written request.

Director Qualifications	The Nominating and Governance Committee uses a variety of criteria to evaluate the qualifications and skills necessary for members of our Board of Directors. Under these criteria, members of the Board of Directors should have the highest professional and personal ethics and values, consistent with longstanding Epicor values and standards. They should have broad experience at the policy-making level in business, government, education, technology or public interest. They should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a reasonable number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of all stockholders.

Identification and Evaluation of Nominees for Directors	The Nominating and Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Governance Committee regularly assesses the appropriate size of the Board of Directors, and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Governance Committee through current members of the Board of Directors, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Governance Committee, and may be considered at any point during the year. As described above, the Nominating and Governance Committee considers properly submitted stockholder recommendations for candidates for the Board of Directors. In evaluating such recommendations, the Nominating and Governance Committee uses the qualifications standards discussed above and seeks to achieve a balance of knowledge, experience and capability on the Board of Directors.

All of the nominees for election to the Board this year, other than Mr. Hackworth, have previously stood for election to the Board by the stockholders. Mr. Hackworth joined the Board on November 29, 2007. He first came to the attention of the Board through Board members Robert Smith and Thomas Kelly both of whom knew Mr. Hackworth as a result of their current and/or prior affiliations with Cirrus Logic, Inc. The Board considered Mr. Hackworth and his qualifications and voted to appoint him to the Board on November 29, 2007. Since that time, Mr. Hackworth has served actively on the Board and the Nominating and Governance and Compensation Committees. Mr. Hackworth’s background and qualifications are identified in the section entitled “Michael L. Hackworth” beginning on page 6 hereof.

Compensation Committee

The Compensation Committee currently consists of Messrs. Michael Hackworth, Mike Kelly and Smith each of whom is independent within the meaning of the NASDAQ Stock Market, Inc. director independence standards, as currently in effect. The Compensation Committee held six (6) meetings during fiscal year 2007 and acted by unanimous consent on several occasions. The Compensation Committee also met in January 2008, following the end of fiscal year 2007, to review fiscal year 2007 compensation and set fiscal year 2008 compensation. Mr. Hackworth currently serves as Chairman of the Compensation Committee. Throughout

2007, the Compensation Committee consisted of Messrs. Tom Kelly, Mike Kelly and Smith with Mr. Smith acting as Chairman. On February 19, 2008, Thomas Kelly became the Company’s President and Chief Executive Officer, therefore he is no longer a member of any of the committees of the Company’s Board of Directors, including the Compensation Committee.

The Compensation Committee Report is included herein on page 20.

Role of our Compensation Committee	The Board of Directors has adopted a written charter for the Compensation Committee. A copy of the Compensation Committee charter is available at www.epicor.com/investors under “Corporate Governance.”

One of the primary responsibilities of the Compensation Committee is administering the Company’s executive compensation program. Specifically, the Compensation Committee oversees and makes recommendation to the Board of Directors regarding our compensation and benefit plans and policies, administer our stock plans and reviews and approves annually all compensation decisions relating to all executive officers, including our chief executive officer.

The Compensation Committee annually performs a review of our compensation policies, including policies and strategy relating to executive compensation, including the appropriate mix of base salary, bonuses and long-term incentive compensation. The Compensation Committee also reviews and approves all annual bonus, long-term incentive compensation, stock option, employee pension and welfare benefit plans (including our 401(k), long-term incentive plan and management incentive plan) for its executive officers.

Compensation Committee Interlocks and Insider Participation	During fiscal year 2007, no member of the Compensation Committee was an officer or employee of Epicor, and no member of the Compensation Committee has been at any time in the past an officer of Epicor. During fiscal year 2007, no member of the Compensation Committee or executive officer of Epicor served as a member of the Board of Directors or Compensation Committee of any entity that has an executive officer serving as a member of our Board of Directors or Compensation Committee.

Annual Meeting Attendance	The Company’s policy is to invite, but not require directors to attend annual meetings of Epicor stockholders. One director attended the Company’s 2007 annual meeting of stockholders.

Communicating with the Board of Directors	Epicor’s policy is that stockholders may communicate with the Board of Directors by submitting an email to bod@epicor.com, or by writing to us at Epicor Software Corporation, Attention: Board of Directors, 18200 Von Karman Avenue, Suite 1000, Irvine, CA 92612. Stockholders who would like their submission directed to a member of the Board of Directors may so specify, and the communication will be forwarded. All other stockholder communications related to the Board and the Company’s business are forwarded directly to the entire Board of Directors by the General Counsel of the Company.

Code of Ethics	The Board of Directors has adopted a Worldwide Code of Business Conduct and Code of Ethics, which is applicable to the Company, including the Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer and all officers of the Company. The Board has also adopted separate Corporate Governance Guidelines, which contains provisions specifically applicable to directors.

We will provide a copy of the Worldwide Code of Business Conduct and Code of Ethics and/or the Corporate Governance Guidelines upon request made by email to investorrelations@epicor.com or in writing to Epicor Software Corporation, Attention: Investor Relations, 18200 Von Karman Avenue, Suite 1000, Irvine, CA 92612. Epicor will disclose any amendment to the Worldwide Code of Business Conduct and Code of Ethics or the Corporate Governance Guidelines or waiver of a provision of the Worldwide Code of Business Conduct and Code of Ethics or the Corporate Governance Guidelines, including the name of the officer to whom the waiver was granted, on our website at www.epicor.com, on the Investor Relations page.

DIRECTOR COMPENSATION

2007 Director Compensation Table (1)

Name	Fees Earned or Paid in Cash ($) (3)	Option Awards ($) (4)	Stock Awards ($) (5)	Total ($)
Thomas F. Kelly (2)(6)	117,000	$23,974	$79,167	$220,141
Robert A. Smith (6)	131,000	23,974	79,167	234,141
Michael Kelly (6)	84,000	74,950	79,167	238,117
Harry Copperman (6)	88,500	23,974	79,167	191,641
Michael L. Hackworth (6)	9,000	—	59,699	68,699

(1)	L. George Klaus, the Company’s Chairman and former President and Chief Executive Officer is not included in this table as he is an employee of the Company and thus receives no additional compensation for his service as a director. Mr. Klaus compensation as an employee is listed in the Summary Compensation Table.

(2)	Mr. Thomas Kelly became the Company’s President and Chief Executive Officer effective February 19, 2008. During fiscal year 2007, Mr. Thomas Kelly served as an independent director of the board. Upon becoming an employee of the Company on February 19, 2008, Mr. Kelly is no longer eligible to receive additional compensation for his service as a director.

(3)	Includes annual retainer, committee chair fees (as applicable) and board and committee meeting fees, as described below.

(4)	This column reflects the dollar amount of option awards recognized in accordance with FAS 123R for financial statement reporting purposes for the fiscal year ended December 31, 2007 disregarding forfeiture assumptions. The assumptions used to calculate the numbers in this column are set forth under Note 9 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report of Form 10-K for 2007 filed with the SEC on March 11, 2008.

(5)	This column reflects the dollar amount of stock awards recognized in accordance with FAS 123R for financial statement reporting purposes for the fiscal year ended December 31, 2007 disregarding forfeiture assumptions. The assumptions used to calculate the numbers in this column are set forth under Note 9 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for 2007 filed with the SEC on March 11, 2008.

(6)

On May 22, 2007 each non-employee director received a grant of 6,000 shares of restricted stock in connection with their re-election as directors at the 2007 Annual Meeting of Stockholders. Each such grant of restricted shares vests quarterly over a one-year period and had a FAS 123R grant date fair value of $14.38. At December 31, 2007, the aggregate number of option awards and restricted stock awards outstanding was as follows: Mr. Tom Kelly — 40,000 shares subject to options and 4,250 shares of restricted stock subject to a lapsing right of repurchase by the Company; Mr. Smith — 22,500 shares subject to options and 4,250 shares of restricted stock subject to a lapsing right of repurchase by the Company; Mr. Mike Kelly — 35,000 shares subject to options and 4,250 shares of restricted stock subject to a lapsing right of repurchase by the Company; Mr. Copperman — 75,000 shares subject to options and 4,250 shares of restricted stock subject to a lapsing right of repurchase by the Company and Mr. Hackworth — no shares subject to options and 10,000 shares of restricted stock subject to a lapsing right of repurchase by the Company. Mr. Copperman is not standing for re-election at the 2008 Annual Meeting of Stockholders.

In 2007, the Board of Directors of the Company, as recommended by the Nominating and Governance Committee, approved the Company paying each non-employee director of the Company the following Cash and Equity compensation:

Cash Compensation	In 2007, the Company paid a $12,000 annual retainer fee and a $6,000 fee for physical attendance at a board meeting. The board meeting fee is $3,000 if attendance is via phone. Non-employee members of the Audit Committee, Nominating and Governance Committee and Compensation Committee were also paid a $3,000 fee for physical attendance at a committee meeting and $1,500 if such attendance was via phone. Additionally, the chairperson of the Audit Committee, Nominating and Governance Committee and Compensation Committee received yearly retainer fees of $12,000, $8,000 and $8,000, respectively for fulfilling such roles and such retainers were paid out quarterly. The Lead Independent Director, Robert Smith, also received an annual retainer fee of $10,000 for fulfilling such role.

Equity Compensation	With respect to director equity compensation in 2007, the Board of Directors approved each newly appointed director receiving 15,000 shares of restricted stock. Mr. Hackworth was the only non-employee director of the Company who commenced service on the Board of Directors in 2007. Furthermore, each director re-elected to the Board of Directors in 2007 received a grant of 6,000 shares of restricted Company stock upon such annual re-election. The re-elected directors paid par value of $0.001 for each share of restricted stock granted. The 15,000 share initial commencement grant vests as to 5,000 on the day of the grant and the remaining 10,000 shares begin vesting quarterly thereafter in equal blocks such that they are fully vested within two years of the grant. The 6,000 share re-election grant vests quarterly over one year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of April 4, 2008 regarding the beneficial ownership of the Common Stock of the Company by (i) each person known by management to be the beneficial owner of more than 5% of any class of the Company’s capital stock (based upon reports filed by such persons with the Securities and Exchange Commission), (ii) each director of the Company, (iii) each of the persons named in the Summary Compensation Table and (iv) all current directors and executive officers of the Company as a group:

	Common Stock
Name and Address of Beneficial Owner (†)(+)	Amount and Nature of Beneficial Ownership		Percentage of Class**
Richard H. Pickup Pickup Family Trust Dito Devcar Corporation TB Fund, LLC Plus Four Equity Partners, LP TD Investments, LLC Dito Caree, LP Dito Devcar, LP Dito Devcar Foundation Pickup CRUT II Alcova Ridge, LP 2321 Alcova Ridge Dr. Las Vegas, NV 89134	5,772,675	(1)	9.73%
Royce & Associates, LLC 1414 Avenue of the Americas New York, NY 10019	2,970,306	(2)	5.01%
Lord, Abbett & Co. LLC 90 Hudson Street Jersey City, NJ 07302	3,142,357	(3)	5.30%
Columbia Wanger Asset Management, L.P. 227 West Monroe Street, Suite 3000 Chicago, IL 60606	4,421,000	(4)	7.45%
L. George Klaus	2,616,392	(5)	4.39%
Robert H. Smith	32,875	(6)	*
Michael Kelly	46,000	(7)	*
Thomas F. Kelly	304,092	(8)	*
Harold D. Copperman	96,000	(9)	*
Michael A. Piraino	208,100	(10)	*
Michael L. Hackworth	15,000	(11)	*
Mark Duffell	70,000	(12)	*
All current directors and officers as a group (8 persons)	3,388,459		5.66%

*	Less than 1%

**	Based on 59,303,562 shares of Epicor Common Stock outstanding on the Record Date, excluding 1,376,421 shares of Common Stock held by the Company as treasury stock.

†	Unless otherwise indicated, the address for each beneficial owner listed in this table is c/o Epicor Software Corporation, 18200 Von Karman Avenue, Suite 1000, Irvine, CA 92612.

+	Unless otherwise indicated, the person named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(1)	This Information is based solely upon a Schedule 13D/A filed February 13, 2008.

(2)	This Information is based solely upon a Schedule 13G/A filed January 28, 2008.

(3)	This Information is based solely upon a Schedule 13G filed February 14, 2008.

(4)	This Information is based solely upon a Schedule 13G filed January 22, 2008.

(5)	Includes 272,000 shares of common stock subject to options held by Mr. Klaus that are vested and/or exercisable within sixty (60) days following the Record Date.

(6)	Includes 22,500 shares of common stock subject to options that are vested and/or exercisable within sixty (60) days following the Record Date.

(7)	Includes 35,000 shares of common stock subject to options that are vested and/or exercisable within sixty (60) days following the Record Date.

(8)	Includes 40,000 shares of common stock subject to options that are vested and/or exercisable within sixty (60) days following the Record Date.

(9)	Includes 75,000 shares of common stock subject to options that are vested and/or exercisable within sixty (60) days following the Record Date.

(10)	Includes 50,000 shares of common stock subject to options that are vested and/or exercisable within sixty (60) days following the Record Date.

(11)	Includes zero shares of common stock subject to options that are vested and/or exercisable within sixty (60) days following the Record Date.

(12)	Includes 70,000 shares of common stock subject to options that are vested and/or exercisable within sixty (60) days following the Record Date.

PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected McGladrey & Pullen, LLP (“M&P”) to audit our financial statements for the fiscal year ending December 31, 2008.

On April 4, 2006, the Company informed Deloitte & Touche USA LLP (“D&T”) that D&T would no longer be retained as the Company’s independent auditor. The decision not to retain D&T was made and approved by the Audit Committee of the Company’s board of directors. D&T audited the Company’s consolidated financial statements for the years ended December 31, 2001-2005. D&T’s reports on the Company’s consolidated financial statements for the years ended December 31, 2004 and 2005 did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 2006 and 2005 and during the portion of 2006 prior to the audit committee’s decision to make a change, there were no disagreements between the Company and D&T on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of D&T, would have caused it to make reference to the subject matter of the disagreement in connection with its reports.

In connection with its audit of the Company’s consolidated financial statements for the year ended December 31, 2005, and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005, D&T reported a material weakness related to the Company’s determination of the proper accounting treatment for certain aspects of revenue recognition, specifically the application of the residual method under the AICPA’s Statement of Position (SOP) 98-9, Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions as it applies to the Company’s allocation of revenues between software license fees and maintenance. Except for the material weakness in internal control over financial reporting described in this paragraph, during the fiscal years ended December 31, 2005 and 2004, and the subsequent interim period through the date of D&T’s dismissal, there were no reportable events. The Company has authorized D&T to respond fully to the inquiries of the successor independent registered public accounting firm concerning this material weakness.

On April 4, 2006, the audit committee also approved the retention of M&P as the Company’s new independent auditor. During the Company’s two most recent fiscal years and during the portion of 2006 prior to the audit committee’s decision, the Company did not consult with M&P regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements or (ii) any matter that was either the subject of a disagreement or a reportable event.

Although ratification by stockholders is not required by law, the Board of Directors has determined that it is desirable to request approval of this selection by the stockholders. Notwithstanding its selection, the Board of Directors, in its discretion, may appoint new independent auditors at any time during the year if the Board of Directors believes that such a change would be in the best interest of Epicor and its stockholders. If the stockholders do not ratify the appointment of M&P, the Board of Directors may reconsider its selection. The Board of Directors expects that representatives of M&P will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

Fees Billed By McGladrey & Pullen, LLP During Last Two Fiscal Years	The following tables set forth the approximate aggregate fees billed to Epicor during fiscal years 2007 and 2006 by M&P:

McGladrey & Pullen, LLP	2006		2007
Audit Fees (1)	$2,212,698	(5)	$2,500,244
Audit-Related Fees (2)	$—		$—
Tax Fees (3)	$—		$—
All Other Fees (4)	$54,572		$—

Total Fees	$2,267,270		$2,500,244

(1)	Audit Fees: This category includes fees for the audit of our annual financial statements, review of the financial statements included in our quarterly reports on Form 10-Q, regulatory filings and fees related to review of internal controls and compliance pursuant to Section 404 of the Sarbanes-Oxley Act of 2002. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements.

(2)	Audit-Related Fees: This category consists of assurance and related services by M&P that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.”

(3)	Tax Fees: This Category consists of fees for professional services rendered for tax compliance including tax return preparation as well as any fees associated with tax planning. The Company did not engage M&P for professional services rendered in connection with tax advice or tax planning during the fiscal years ended December 31, 2007 and December 31, 2006.

(4)	All Other Fees: This category consists of fees incurred in connection with the CRS valuation and work performed on the VSOE analysis in 2006.

(5)	The dollar amount for Audit Fees in 2006 is more than the 2006 figure for Audit Fees listed in the Company’s Proxy Statement for its 2007 annual meeting due to the Company’s receipt of additional invoices for 2006 Audit Fees after the filing of the 2007 proxy.

The Audit Committee has established a policy governing our use of our independent auditors M&P for non-audit services. Under the policy, management may use the independent auditors for non-audit services that are permitted under SEC rules and regulations, provided that management obtains the Audit Committee’s approval before such services are rendered. In fiscal 2007 and fiscal 2006, all fees identified above under the captions “Audit-Related Fees”, “Tax Fees” and “All Other Fees” that were billed by

M&P were approved by the Audit Committee pursuant to the Company’s pre-approval policies and procedures established by the Audit Committee.

The Audit Committee has determined the rendering of other professional services for tax compliance and tax advice by M&P is compatible with maintaining their independence.

Vote Required	If a quorum is present, the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting will be required to ratify the appointment of M&P as our independent auditors. Abstentions will have the effect of a vote “against” the ratification of M&P as our independent auditors. Broker non-votes will have no effect on the outcome of the vote.

Recommended Vote	THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF MCGLADREY & PULLEN, LLP AS EPICOR’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

Respectfully submitted by:

Robert H. Smith

Michael Kelly

Michael Hackworth

Compensation Discussion And Analysis

Overview of Compensation Program and Philosophy	The Company’s compensation programs are designed to align the creation of stockholder value with the compensation earned by our executive officers by rewarding the achievement of both annual and longer term goals of the Company. Specifically, the Company’s objectives for its compensation programs are to:

•	Attract, motivate, reward and retain superior talent;

•	Encourage superior performance;

•	Ensure that compensation is commensurate with Company performance and stockholder returns;

•	Provide performance awards for the achievement of financial and operational targets and other strategic objectives that are critical to our long-term growth and

•	Ensure that the executive officers have financial incentives to achieve substantial growth in stockholder value.

In order to achieve these objectives, the Compensation Committee has implemented and maintains compensation plans (both short and long term) that tie a substantial portion of the executives’ overall compensation to key financial and operational goals. The Company’s compensation programs reward executive officers for achieving these financial and operational goals, as well as achieving other objectives tied to individual performance. The Compensation Committee targets individual executive compensation at levels the Compensation Committee believes are comparable to, and competitive with, executives in other companies that are operating primarily in the high technology marketplace, including, specifically, competitors in the enterprise resource planning (ERP) software mid-market, all while taking into account the Company’s relative performance and strategic goals.

Role of Executive Officers and Consultants in Compensation Decisions	The Compensation Committee has the authority to engage its own independent advisors to assist in carrying out its responsibilities and has periodically done so. Prior to 2007, the Compensation Committee had not retained compensation consultants to assist in creating and administering Epicor’s compensation policies for its executives. However, to assist management and the Compensation Committee, including in assessing and determining competitive compensation packages, in 2007 the Compensation Committee retained an outside consulting firm specializing in executive compensation, Meyercord and Associates (“Meyercord”). During 2007, Meyercord assisted the Compensation Committee by conducting an annual benchmark review of our executive compensation against a Committee defined Peer Group as discussed in more detail below. Meyercord has not provided any other services to Epicor and has received no compensation other than with respect to the services provided to the Compensation Committee.

The Compensation Committee meets periodically by invitation with Epicor’s Chief Executive Officer (CEO), and/or other company executives such as the Chief Operating Officer (COO), Chief Financial Officer (CFO) and vice president (VP) of human resources (HR) to obtain information and/or recommendations with respect to Company compensation programs, practices and packages for executives and other employees, including base salaries, bonus targets and equity compensation. The Compensation Committee also regularly holds executive sessions, which are not attended by any members of management or non-independent directors. The Compensation Committee considers, but is not bound to and does not always accept, management’s recommendations with respect to executive compensation. The Compensation Committee weighs such management recommendations against the information from independent sources, such as compensation survey data from such resources as Meyercord and other available resources, prior to making any final determinations.

The Compensation Committee has the ultimate authority to make decisions with respect to the compensation of the Company’s officers, including its named executive officers, but may, if it chooses, delegate any of its responsibilities to subcommittees. For example, during fiscal year 2007, the Compensation Committee delegated to the Company’s Chairman and then CEO, George Klaus, the authority to grant long-term incentive awards to employees below the level of executive vice president under Equity Granting guidelines set by the Compensation Committee. The Compensation Committee also has authorized the Company’s current CEO to make salary adjustments and short-term incentive (bonus) decisions for employees other than executive officers under guidelines approved by the Compensation Committee. The Compensation Committee has not delegated any of its authority with respect to executive officer compensation and the Compensation Committee makes all determinations regarding executive officer compensation.

Benchmarking of Cash and Equity Compensation

The Compensation Committee believes it is important when making its compensation-related decisions to be informed as to current practices of similarly situated publicly held companies in the high technology industry. In 2007, the Compensation Committee commissioned a benchmarking study conducted by Meyercord. At the Compensation Committee’s request, the

Meyercord studies compiled, reviewed and compared the cash and equity compensation practices of a number of publicly and privately held companies each in the high technology industry with emphasis on software companies (the “Peer Group”) with the existing compensation program for the Company’s Executives. These companies were chosen for inclusion in the study based on certain business characteristics similar to ours, including revenues, stage of development, employee headcount and market capitalization. In addition to benchmarking studies, the Compensation Committee has historically taken into account input from other sources, including input from other independent members of the Company’s Board of Directors and publicly available data relating to the compensation practices and policies of other companies within and outside of our industry. While benchmarking may not always be appropriate as a stand-alone tool for setting compensation due to the aspects of our business and objectives that may be unique to us, the Compensation Committee believes that gathering this information is an important part of its compensation-related decision-making process.

2007 and 2008 Executive Compensation	The above policies guide the Compensation Committee in assessing the proper allocation between long-term compensation, current cash compensation and short-term annual bonus compensation. Based in large part upon the foregoing compensation objectives, the Compensation Committee has designed the Company’s annual and long-term incentive-based cash and non-cash executive compensation to both incentivize its executives to achieve the business goals set by the Company and to reward them for attaining these goals.

In making its compensation decisions, the Compensation Committee has historically benchmarked its salary and short and long term equity and non-equity target incentive levels and practices, as well as its performance results in relation to other comparable software industry companies and high technology companies of comparable size and performance in terms of revenue, market capitalization, number of employees, EPS and other similar factors. This peer group of publicly and privately-held companies (collectively, the “Peer Group”) is annually reviewed and updated by the Compensation Committee and consists of companies against which the Compensation Committee believes the company competes for executive talent. Such Peer Group data is gathered with respect to base salary, bonus targets and all equity awards (including stock options, performance shares, restricted stock and long-term, cash-based awards). It does not generally include deferred compensation benefits or generally available benefits, such as 401(k) plans or health care coverage.

The companies comprising the 2007 Peer Group for Executive Compensation were:

•	Ariba
•	Borland Software Corp.
•	CSG Systems Intl, Inc.
•	I2 Technologies
•	Informatica Corp.
•	JDA Software Group, Inc.
•	Lawson Software, Inc.

•	Manhattan Associates, Inc.
•	MicroStrategy, Inc.
•	NDS Group
•	Novell
•	Parametric Technology
•	Progress Software Corp.
•	Red Hat
•	Salesforce.com, Inc.
•	SPSS
•	Sybase, Inc.
•	TIBCO Software
•	The Trizetto Group, Inc.
•	Wind River Systems

While the Peer Groups are comprised of companies that are both smaller and larger than the Company with respect to size and performance criteria, the Company has in recent years begun to compete with many larger entities for its executive talent. Therefore, while historically Epicor’s goal had been to target its total compensation package for its executives at the median level (that is, 50th percentile) among its peer group, beginning with 2006, the Compensation Committee decided to target base pay at the median level (that is, 50th percentile) among the Peer Group, but to target the executive’s total cash and equity compensation between the 50th and 75th percentiles of the Peer Group. Beginning in 2007 and continuing in 2008, the Compensation Committee decided to target base pay, total cash and equity compensation at the 75th percentile among the Peer Group. This decision was made in part after considering factors such individual factors as job performance, skill set, experience and the executive’s time in his or her position and/or with Epicor in general, as well as growing external pressures to attract and retain talent. Positioning base pay closer to the 75th percentile of peer companies assists the Company in controlling its fixed costs while designing a total compensation plan to target the higher 75th percentile of the Peer Group, provides higher incentive compensation opportunity based on the Company’s financial performance, rewards exceptional goal achievement and allows total compensation to be more competitive as a whole.

Except as described above, the Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between short and long-term and cash and non-cash compensation, or among different forms of compensation. This is due in part to the small size of our executive team and the need to tailor each executive’s award to attract and retain that executive. However, utilizing these broad goals, the Compensation Committee expects that, over the long term, the Company will be able to attract and retain top executive talent while continuing to generate stockholder returns in excess of the average of its peer group. Historically, and in both fiscal 2007 and 2008, the Compensation Committee granted a majority of total compensation to its executive officers in the form of performance based cash and equity incentive compensation.

2007 Executive Compensation Elements	For the fiscal year ended December 31, 2007, the primary components of compensation for the Company’s executive officers were:

•	base salary;

•	annual performance-based non equity incentive cash awards;

•	long-term equity incentive awards;

•	deferred compensation and other retirement benefits and

•	executive perquisites and generally available benefit programs.

Each of these elements is necessary to meet one or more of the primary objectives of the Company’s compensation policy. For instance, base salary levels are set with the intent of attracting employees and adequately compensating and rewarding them on a day-to-day basis for the time spent and the services they perform. Our annual performance-based non equity incentive awards and long-term equity incentive awards are also geared toward providing an incentive and reward for the achievement of long-term business objectives and retaining key talent over the longer term. Epicor believes that these elements of compensation have proven effective, and will continue to be effective in assisting the Company to achieve the objectives of its compensation program.

The Compensation Committee reviews the compensation program on an annual basis, including each of the above elements, other than deferred compensation and retirement benefits, which are reviewed from time to time to ensure that benefit levels remain competitive but are not included in the annual determination of an executive’s compensation package. In setting compensation levels for a particular executive, the Compensation Committee takes into consideration the proposed compensation package as a whole and each element individually along with the individual executive’s past and expected performance and future contributions to our business.

Base Salary	Base salaries for our executives are generally established based on the scope of their responsibilities, historical pay levels, level of experience and individual performance, taking into account both external competitiveness and internal equity considerations. The goal for the base salary component is to compensate employees at a level that approximates the median salaries of individuals in comparable positions and markets. Even if subject to employment agreements, base salaries are reviewed annually and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. This review historically begins in the fourth quarter of each fiscal year and concludes in the first quarter of each fiscal year.

Our management retention agreement with Mr. Klaus, currently our Executive Chairman and formerly the CEO, provided for a set salary in each of the three years, 2006 through 2008, subject to the Compensation Committee’s ability to increase his salary upon such annual reviews. In addition, our management retention agreement with the Mr. Tom Kelly, our current President and CEO, provides for an annual cash salary of $500,000 for fiscal year 2008. Mr. Kelly’s annual cash salary was arrived at following the committee’s consultation with the Company’s Compensation consultant Meyercord, and after extensive deliberation and analysis of the data and peer group information provided by such consultant. Such annual cash salary for Mr. Kelly was considered both competitive and in accord with the Company’s desired compensation objectives.

For fiscal 2007, the Compensation Committee increased the base salaries of Mr. Piraino and Mr. Duffell, our other named executive officers, in order to bring such salaries into conformance with the Compensation Committee’s stated compensation objectives for Company executives. Mr. Klaus made recommendations to the Compensation Committee with respect to proposed salaries for fiscal 2007 for each of the named executive officers other than himself. The Compensation Committee considered Mr. Klaus’ recommendations and then determined the increases that were appropriate to achieve the desired compensation objectives as stated herein for each executive, namely positioning base pay closer to the 75th percentile of peer companies in order to provide a higher incentive compensation opportunity based on the Company’s financial performance, to reward exceptional goal achievement and to allow total compensation to be more competitive as a whole. Specifically, for 2007, Mr. Piraino’s annual base salary was increased by 20.1% to $330,000 and Mr. Duffell’s base salary was increased by 6.1% to $420,000. Mr. Klaus’ base salary and bonus target percentages were not increased because Mr. Klaus’ salary and bonus targets for 2006 and 2007 were set under the terms of his Retention Agreement and because for 2006 and 2007 the Compensation Committee believed that his level of compensation was adequate given the market data. The fact that his salary amount and bonus percentages were unchanged did not reflect a negative view of his performance.

Similarly, in fiscal 2008, the Compensation Committee again increased the base salaries of Mr. Piraino and Mr. Duffell in order to maintain such salaries in conformance with the Compensation Committee’s stated compensation objectives for Company executives. Mr. Klaus made recommendations to the Compensation Committee with respect to proposed salaries for fiscal 2008 for each of the named executive officers other than himself. The Compensation Committee considered Mr. Klaus’ recommendations and then determined the increases that were appropriate to maintain the desired compensation objectives as stated herein for each executive, namely positioning base pay at or about the 75th percentile of peer companies in order to maintain a higher level of incentive compensation opportunity based on the Company’s financial performance, to reward continued exceptional goal achievement and to maintain total compensation as more competitive as a whole. Specifically, for 2008, Mr. Piraino’s annual base salary was increased by 4.8% to $346,000 and Mr. Duffell’s base salary was increased by 4.8% to $440,000. Mr. Klaus’ base salary and bonus target percentages were not increased because Mr. Klaus’ salary and bonus targets for 2006 through 2008 were set under the terms of his Retention Agreement. The fiscal 2008 base salary for Mr. Kelly, the Company’s current President and CEO, is $500,000 pursuant to his employment agreement with the Company.

Management Bonus Plan

Each year the Compensation Committee establishes a Management Bonus Plan (the “Bonus Plan”) to promote the achievement of company financial performance objectives based on various financial targets. The Bonus Plan is an annual cash incentive program. Annual incentive bonuses for executive officers and other officers of the Company are intended to reflect the Compensation Committee’s belief that a significant portion of the compensation of each executive officer should be contingent upon the performance of Epicor, and for non-executive officers, the individual contribution of such officer. The targets for the Bonus Plan are determined through our annual planning process, which generally begins in October before the beginning of the next fiscal year. This operating plan is developed by the Board of Directors of the Company, including Messrs. Klaus and Tom Kelly, on the basis of (i) the Company’s performance for the prior fiscal year, (ii) estimates of sales revenue for the plan year based upon recent market conditions, trends and competition and other factors that, based on historical experience, are expected to affect the level of sales that can be achieved, (iii) historical operating costs and cost savings that management believes can be realized, (iv) competitive conditions faced by the Company and (v) additional expenditures beyond prior fiscal years. By taking all of these factors into account, including market conditions, the earnings goal and revenue targets are determined. The Compensation Committee believes that achievement of these goals will require significant effort by the Company’s officers who participate in the Bonus Plan.

As a result of this Bonus Plan, the proportion of each executive’s total cash compensation that is represented by incentive based income, may increase in those years in which the Company’s profitability increases. The Bonus Plan is intended to motivate and reward executive officers by directly linking the amount of any incentive bonus to specific company-based performance targets and specific individual-based performance targets. The Compensation Committee evaluates the Company’s performance as well as that of its executive officers and approves a bonus percentage based upon the results of its evaluation after the end of each fiscal year. To help achieve Epicor’s goal of retaining key talent, an executive must remain an employee for the entire fiscal year in order to be eligible for any bonus under the Bonus Plan that relates to that fiscal year. Historically, bonuses have been payable in cash unless the executive elects to defer all or part of the bonus into the Company’s Deferred Compensation Plan described below.

The Compensation Committee uses an adjusted EBITDA measure along with revenue as targets under the Bonus Plan. The adjusted EBITDA measure excludes foreign currency, restructuring charges and in process research and development. The Compensation Committee believes that adjusted EBITDA better facilitates comparisons of the Company’s operating performance from period to period by enhancing the understanding of our operating results from period to period and in comparing performance with Peer Group competitors. Adjusted EBITDA is believed to be a useful tool given the significant variation that can result from such factors as the timing of capital expenditures and the amount of intangible assets recorded, foreign currency exchange risk and such other “non-operating” results. Under the terms of the Bonus Plan, each of the two targets (adjusted EBITDA and revenue) are equally weighted at 50% of each executives potential plan payout and each goal operates independently of the other in terms of calculating payouts under the Bonus Plan. Target bonus opportunities are established as a percentage of base salary. Bonus amounts for fiscal 2007 were intended to provide total cash compensation for executives at the 75th percentile for executives in comparable positions and markets in the Peer Group when target performance is achieved and at or above the 75th percentile when outstanding financial and operational results are achieved by the Company. If the target levels for one or both of the performance goals are not achieved, executives will earn less or no payments under the Bonus Plan.

Under the 2007 Bonus Plan, the Company was required to achieve at least 75% of the respective adjusted EBITDA or revenue targets established at the beginning of the year, in order for executives to begin to accrue a bonus under the plan. If the Company achieves 75% or more either the adjusted EBITDA or revenue targets, an eligible executive will receive a bonus under the Bonus Plan, which amount increases as the actual adjusted EBITDA and/or revenue results for the Company increase. The targets are set at levels in line with the Company’s budget and announced guidance, and in 2007 required growth well in excess of average current growth amongst the Peer Group. If the adjusted EBITDA and revenue targets are achieved, the Bonus Plan pays out at 100% of the bonus target amount. If the Company performance exceeds the adjusted EBITDA and revenue targets, participants in the plan receive amounts greater than their target bonuses. The bonuses are designed such that as actual adjusted EBITDA and revenue increases as a percentage of the targets, actual bonuses as a percentage of target bonus amounts increase by a greater percentage. The bonus opportunity for any executive is capped at 200% of the targeted bonus amounts.

In 2007, Mr. Klaus’ target bonus was 60% of his salary, the target bonus for Mr. Duffell was set at 55% of his base salary and the target bonus for Mr. Piraino was set at 50% of his base salary. Thus, under the formula approved by the Compensation Committee, the fiscal 2007 potential bonus for Mr. Klaus ranged from zero to a maximum of 120% of his annual base salary. For Mr. Duffell and Mr. Piraino, the range for their fiscal 2007 potential bonuses was from zero to a maximum of 110% and from zero to 100% of their annual base salaries, for Messrs Duffell and Piraino, respectively. In 2007, our named executive officers achieved 101.74% of the target Revenue objectives and achieved 89.82% of the targeted EBITDA objectives. These achievements resulted in a combined payout of approximately 99.3% of target under the Bonus Plan.

Actual bonuses paid to our named executive officers under the Bonus Plan for fiscal 2007 were:

Named Executive Officer	2007 Bonus Amount
Mr. Klaus	441,842
Mr. Duffell	231,000
Mr. Piraino	165,000

Target bonuses as a percentage of base salary for fiscal year 2008 under the Bonus Plan remained the same for each named executive officer. Mr. Kelly’s target bonus for his position as the Company’s current Chief Executive Officer and President was set at 60% of his base salary or $300,000 for fiscal year 2008 pursuant to the terms of his employment agreement with the Company. In addition, pursuant to Mr. Kelly’s employment agreement, payment of 50% of the target bonus, or $150,000 was guaranteed for fiscal year 2008 and paid upon the commencement of Mr. Kelly’s employment with the Company. Similar to 2007, the Bonus Plan targets for 2008 are based upon Adjusted EBITDA and Revenue.

Minimum, target and maximum bonuses as a percentage of base salary payable to our executive officers under the Bonus Plan for fiscal 2008 are:

Named Executive Officer	Minimum % of Base Salary Payable as Bonus	Target % of Base Salary Payable as Bonus	Maximum % of Base Salary Payable as Bonus
Mr. Thomas Kelly	0%	60%	120%
Mr. Klaus (1)	0%	60%	120%
Mr. Duffell (2)	0%	55%	110%
Mr. Piraino	0%	50%	100%

(1)	Although Mr. Klaus resigned as the Company’s Chief Executive Officer, as Executive Chairman, he remains an employee and thus is eligible to participate in the 2008 Bonus Plan.

(2)	Mr. Duffell was no longer an employee of the Company as of March 31, 2008 and therefore is not eligible to receive a bonus under the Bonus Plan for 2008.

Long-Term Incentive Compensation	Historically, Epicor has also provided long-term incentive compensation to its Executive officers through awards of stock options and restricted stock that generally vest over multiple years. Epicor’s long-term compensation program is intended to align the interests of our officers with those of our stockholders by creating an incentive for our officers to maximize stockholder value, including through increased stock price. The equity compensation program utilizes vesting periods designed to encourage our officers to remain employed with Epicor despite an increasingly competitive labor market.

As indicated above, Epicor targeted the value of its annual equity awards to its executives, in conjunction with salaries and non-equity incentive compensation to be at the 75th percentile in fiscal 2007. For 2008 and 2009, Epicor continues to target the 75th percentile. The Compensation Committee considers each equity award individually and subjectively at the time of the grant, reviewing factors such as the performance of the executive officer from year to year, as well as historically, the anticipated future contribution toward the attainment of our long term strategic performance goals and the number of other equity awards held by each executive officer at the time of the new grant. Other factors in determining individual equity awards include including length of term with the Company, level of responsibility, skills and experience, and other compensation awards or arrangements.

Equity-based incentives are granted to our officers under Epicor’s stockholder-approved stock incentive plans. Historically, the Compensation Committee has granted equity awards at its scheduled meetings or by unanimous written consent. Grants approved during scheduled meetings become effective and are priced as of the date of approval or a designated date in the future (for example, promotion or new hire grants are effective as of the later of the date of approval or the respective promotion or start date). Grants approved by unanimous written consent become effective and are priced as of the date the last signature is obtained or as of a designated future date indicated in the consent. Historically, stock option grants have a per share exercise price equal to the fair market value of Epicor’s common stock on the grant date. The Compensation Committee has not historically, nor does it intend in the future to time the granting of equity compensation awards to executives in anticipation of the release of material nonpublic information that is likely to result in changes to the price of Epicor common stock, such as a significant positive or negative earnings announcement. Similarly, the Compensation Committee has not timed, nor does it intend in the future to time, the release of material nonpublic information based on equity award grant dates. Also, because equity compensation awards typically vest over a three- or four-year period, the value to recipients of any immediate increase in the price of Epicor’s stock following a grant is expected to be attenuated.

Beginning in 2006, with the advent of FAS 123R requiring the Company to expense the cost of unvested stock options, the Compensation Committee decided to cease granting options and begin granting shares of restricted common stock. Restricted stock not only results in decreased expense to the Company under FAS 123R, thus maximizing stockholder value compared to options, but also provides a more predictable value to employees than stock options and therefore are efficient tools in retaining and motivating employees, while also serving as an incentive to increase the value of Epicor’s stock. Shares of restricted stock are also believed to be efficient with respect to the use of our equity plan share reserves because fewer restricted shares are needed to provide a retention and incentive value similar to stock options.

In order to continue to attract and retain highly skilled employees, the Compensation Committee approved changes to Epicor’s equity compensation program beginning in fiscal 2006 that were designed to reward Epicor’s employees for their hard work and commitment to the long-term success and growth of Epicor. Specifically, beginning in fiscal 2006, the Company, with review and approval by the Compensation Committee, implemented its Performance Based Restricted Stock Program (the “PBRSP”) which program it continued through fiscal 2007 and fiscal 2008. In February 2008, the Compensation Committee approved continuing the PBRSP through 2009.

The terms of the PBRSP provide for the grant of a right to purchase a number of shares of Company common stock subject to a vesting schedule. The recipients vest in the restricted stock, or a portion thereof, in three equal, annual installments depending upon achievement of targets with respect to the Company’s revenue and adjusted EBITDA for each of the performance years. In January 2008, the Board of Directors voted to roll the 2008 PBRSP into 2009 for all current participants at their 2008 levels. For 2007, Recipients were required to pay a purchase price per share equal to the par value of Company common stock ($0.001). For 2008, and the recently approved 2009 grants, payment of such amounts are considered made as part of past or current services rendered by each participant. The recipient must also make satisfactory arrangements to cover applicable tax withholdings, which may include, in the plan administrator’s sole discretion, cash, withholding a portion of the shares subject to the grant, delivering already vested and owned shares of restricted stock or selling a sufficient number of Company shares otherwise deliverable to the recipient through such means as the Company may determine in its sole discretion.

Shares of restricted stock are held in escrow and the Company’s reacquisition right does not lapse until vesting. Shares that have not vested upon the employee’s termination of service with the Company will be forfeited and automatically transferred to and reacquired by the Company. In addition, shares of restricted stock that do not vest as a result of the Company’s failure to achieve with respect to revenue and adjusted EBITDA targets will be forfeited and automatically transferred to and reacquired by the Company.

Epicor and the Compensation Committee believe that granting its executive officers performance-based awards under the PBRSP demonstrates our commitment to using our equity compensation program wisely and to match executive pay to actual performance. The Compensation Committee approved these grants only after extensive deliberation and analysis of data and other information provided by independent compensation consultants such as Meyercord and by management. Due in part to the initial three year horizon of the PBRSP and now continuing into 2009, many of these grants were larger than the one year grants that the Compensation Committee had approved in prior years as part of Epicor’s regular long term incentive program. However, the Compensation Committee determined that making the grants was appropriate to help retain our key employees at an important time for Epicor. Specifically, the Company was experiencing tremendous growth both organically as well as from its acquisition activities and thus, the retention and continued motivation of such key employees who were seen as critical to the continued success and growth of the Company became of paramount importance.

Under the 2007 PBRSP, the Company was required to achieve at least 75% of each of the respective adjusted EBITDA and revenue targets established at the beginning of the year, in order for Executives to begin to accrue shares under the PBRSP. If the Company achieved 75% or more of either the adjusted EBITDA or revenue targets, which were each equally weighted at 50% of each executives potential Restricted Stock grants and which operated independently in terms of calculating Restricted Stock vesting under the PBRSP, an executive received some amount of shares, which share amount increased as the actual adjusted EBITDA and revenue results for the Company increased. That is, failure to achieve target levels on one of the performance goals did not impact the number of shares received for achievement of the target levels on the other performance goal. The targets were set at levels in line with the Company’s budget and announced guidance and in 2007 required growth in excess of the average current growth amongst the Peer Group. If either the adjusted EBITDA or revenue targets were achieved, the 2007 PBRSP provided that the participants received up to 100% of the target shares amount which equated to two thirds of the total yearly grant to the recipient. If the Company’s performance exceeded the adjusted EBITDA and revenue targets, participants in the plan received amounts greater than their two thirds targeted amounts up to 100% of the shares granted in any one year. In order to vest in the maximum number of shares awarded, the Company’s performance must have exceeded the targets in each target category. The number of shares was reduced significantly for each percentage decline in revenue or adjusted EBITDA. The Compensation Committee believed that achievement of these goals required significant effort by the executives. Moreover, the officer must have remained an employee of Epicor through the end of the 2007 fiscal year in order for all of the shares to vest. The maximum yearly share grant to any executive was capped at the total amount granted any recipient in any one year. The 2008 PBRSP operates identically in all material respects to the 2007 PBRSP.

For fiscal 2007 and 2008, the Compensation Committee considered Mr. Klaus’ recommendations with respect to performance shares for the COO and CFO and other participants. Mr. Klaus’ recommended increased share amounts in fiscal 2007 and fiscal 2008 over the amounts granted in fiscal 2006 for the other executive officers in order to better align the grants with the Compensation Committee’s compensation goal of providing total compensation for executives at the 75th percentile for executives in comparable positions and markets in the Peer Group when target performance is achieved and at or above the 75th percentile when outstanding financial and operational results are achieved. Based upon such recommendations, and after independent consideration of the level to grant, the Compensation Committee in January 2007 granted Messrs. Duffell and Piraino an additional 22,000 and 15,000 shares, respectively, thus bringing their 2007 PBRSP total share grants to 62,000 and 45,000 shares, respectively. In 2006, the Committee had previously granted Mr. Klaus 200,000 shares under the 2007 PBRSP as part of the May 26, 2006 Management Retention Agreement. The awards to Mr. Duffell and Mr. Piraino were 100% performance-based awards. That is, the awards vest based on achievement of the adjusted EBITDA and revenue targets established under the PBRSP. Thus, under the PBRSP formula approved by the Compensation Committee, the possible grants to the executives were as follows:

Named Executive Officer	Min. Shares	Threshold	Target	Maximum
Mr. Klaus	0	66,667	133,333	200,000
Mr. Duffell	0	20,667	41,333	62,000
Mr. Piraino	0	15,000	30,000	45,000

In 2007, the Company achieved revenue and adjusted EBITDA results which, under the terms of the PBRSP, resulted in a share grant level just below the on target amounts. Specifically our named executive officers under the PBRSP received the following shares:

Named Executive Officer	2007 Restricted Shares Received
Mr. Klaus	132,407
Mr. Duffell	41,047
Mr. Piraino	29,792

In fiscal 2007, other than the performance shares granted to the Executive Officers under the Performance Based Restricted Stock Program, the Compensation Committee did not grant any other equity interests to the Officers.

For fiscal 2008 and fiscal 2009, under the terms of the PBRSP, the performance shares granted to the executives will again vest only upon the achievement of the targeted levels of revenue and adjusted EBITDA during each year. Specifically our named executive officers under the PBRSP received the following shares for fiscal 2008 and 2009:

Named Executive Officer	2008 Restricted Shares Received	2009 Restricted Shares Received
Mr. Thomas Kelly (1)	114,000	114,000
Mr. Klaus (2)	200,000	-
Mr. Duffell (3)	66,000	66,000
Mr. Piraino (4)	48,000	48,000

(1)	Pursuant to Mr. Kelly’s employment agreement with the Company, The restrictions on the restricted stock shall lift based on achievement of applicable Company performance goals during 2008 and 2009, as determined in accordance with the terms of the Company’s PBRSP and subject to Mr. Kelly’s continued service to the Company through the 2008 and 2009 performance periods. For the 2008 fiscal year only, all Company performance goals applicable to the 114,000 shares of restricted stock will be deemed achieved at 100% target (equaling 76,000 shares), subject to the Mr. Kelly’s continued service to the Company through the 2008 performance period. The award for the 2009 fiscal year contains no deemed achievement level.

(2)	Mr. Klaus was granted 200,000 shares of the Company’s restricted stock in 2007 based on the Company’s performance in 2008 pursuant to the terms of his employment agreement with the Company.

(3)	Mr. Duffell is no longer an employee of the Company and therefore his 2008 and 2009 restricted stock awards have been forfeited. The 66,000 shares for each of 2008 and 2009 include 4,000 additional shares per year granted by the Committee to Mr. Duffell on January 31, 2008.

(4)	The 48,000 shares for each of 2008 and 2009 include 3,000 additional shares per year granted by the Committee to Mr. Piraino on January 31, 2008.

Deferred Compensation Plan	In December 2004, the Board adopted the Epicor Software Deferred Compensation Plan (the “EDCP”). The EDCP provides selected officers and senior managers of the Company with the opportunity to enter into agreements to defer the receipt of up to seventy percent of future cash compensation from base salary and up to one hundred percent of future cash compensation from bonus awards and/or commissions. In addition, the EDCP gives the Company discretion to award additional employer contributions to participants at the Company’s discretion. The EDCP is offered to higher level employees in order to allow them to defer more compensation than they would otherwise be permitted to defer under a tax-qualified retirement plan, such as our Epicor 401K plan (the “401(k) Plan”). Further, Epicor offers the EDCP as a competitive practice to enable it to attract and retain top talent. The plan year for the EDCP is the calendar year. The Company has the authority to amend, modify or terminate the EDCP; provided no such amendment shall reduce amounts allocated to participant’s EDCP accounts.

While retaining the right to do so, Epicor has not to date made any matching or other employer contributions to the EDCP. The EDCP is evaluated for competitiveness in the marketplace from time to time, but the level of benefits provided is not typically taken into account in determining an executive’s overall compensation package for a particular year due to its conservative nature. In 2007, Mr. Piraino was the only one of our named executive officers who participated in this plan.

At the time of making the deferral election, the participant in the EDCP designates the types of investment funds in which the participant’s account will be deemed to be invested for purposes of determining the amount of earnings and losses to be credited to that account. The Company does not have any responsibility for and does not participate in any individual EDCP participant’s designation or decisions as to how and where to invest their account. Although the participant in the EDCP may designate the type of investments, the administrator of the EDCP is not bound by such designation. The administrator selects from time to time, in its sole and absolute discretion, commercially available investments of each of the types communicated by the administrator to the participant pursuant to EDCP. The interest rate of each such commercially available investment fund is used to determine the amount of earnings or losses to be credited to each participant’s account under the EDCP.

Distributions under the EDCP are subject to certain restrictions, which vary depending on the circumstances of each participant, including the amount in the participant’s account, whether the participant is a key employee as defined under the EDCP, whether the participant has retired from the Company, whether the participant has terminated employment with the Company not due to retirement, whether the participant has elected a scheduled withdrawal date, whether the participant has suffered death or disability or whether a change of control has occurred.

Retirement Benefits under the 401(k) Plan, Executive Perquisites and Generally Available Benefit Programs

Other Compensation. All of our executives are eligible to participate in our employee benefit plans, including medical, dental, life insurance and 401(k) plans. These plans are available to all salaried employees and do not discriminate in favor of executive officers. The main objectives of Epicor’s benefits programs are to give our employees access to quality healthcare, financial protection from unforeseen events, assistance in achieving retirement financial goals, enhanced health and productivity and to provide support for global workforce mobility, in full compliance with applicable legal requirements. We have no current plans to make changes to levels of benefits and perquisites provided to executives.

In fiscal 2007, the executive officers were eligible to receive an Execu-care supplemental health coverage which supplements the coverage provided by the Company’s standard health insurance offerings. Each of our three Executive Officers is also reimbursed for the initial and annual membership dues associated with one social or country club membership and which is expected to be utilized by such executive to enhance and facilitate business and in performance of the Executive’s duties. Any additional monthly or annual charges related to the Executives’ personal use of such facilities are not reimbursed by the Company. Mr. Klaus received a membership at the Big Canyon Country Club in Newport Beach, CA, as part of his employment agreement when he joined the Company in 1996. Such benefit is described below under the paragraph entitled “Compensation of Chief Executive Officer.”

In addition to the EDCP, Epicor maintains the tax-qualified 401(k) Plan, which provides for broad-based employee participation. Under the 401(k) Plan, all Epicor employees, including Executives, are eligible to receive matching contributions from Epicor that are subject to vesting over time. The matching contributions for the 401(k) Plan years 2006 and 2007 were $0.50 for each dollar of participating employee’s contribution, up to 4% of the employee’s salary, and was calculated and paid on a payroll-by-payroll basis subject to applicable Federal limits, and subject to vesting. Epicor does not provide defined benefit pension plans or defined contribution retirement plans to its executives or other employees other than the 401(k) Plan.

Epicor also offers a number of other benefits to the named executive officers pursuant to benefit programs that also provide for broad-based employee participation. These benefits programs include the employee stock purchase plan, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, wellness programs, educational assistance, employee assistance and certain other benefits. Many employees are also eligible for variable pay under sale incentive plans, profit sharing programs and/or the incentive plans described above. The 401(k) Plan and other generally available benefit programs allow Epicor to remain competitive for employee talent, and Epicor believes that the availability of the benefit programs generally enhances employee productivity and loyalty to Epicor. These generally available benefits typically do not specifically factor into decisions regarding an individual executive’s total compensation or equity award package. On an annual basis, Epicor evaluates and benchmarks its overall benefits programs, including our 401(k) Plan against our peers, using various subscription services such as Radford or Towers Perrin’s data. Epicor generally targets its overall benefits programs, in the 75th percentile of this peer group, which Epicor believes allows us to remain competitive in attracting and retaining talent. We also evaluate the competitiveness of our 401(k) Plan as related to similar plans of our peer group members by analyzing the dollar value to an employee and the dollar cost to Epicor for the benefits under the applicable plan. We analyze changes to our benefits programs in light of the overall objectives of the program, including the effectiveness of the retention and incentive features of such programs and our targeted percentile range.

Stock Ownership Guidelines	To date, the Board has not adopted any stock ownership guidelines.

Tax Deductibility of Executive Compensation	Limitations on deductibility of compensation may occur under Section 162(m) of the Internal Revenue Code, as amended, which generally limits the tax deductibility of compensation paid by a public company to its chief executive officer and certain other highly compensated executive officers to $1 million in the year the compensation becomes taxable to the applicable executive officer. There is an exception to the limit on deductibility for qualifying performance-based compensation that meets certain requirements. Specifically, compensation in excess of $1 million may be deductible if the individual’s performance meets pre-established and stockholder approved goals based on identified performance criteria. The Company does not currently have a policy that requires or encourages the Compensation Committee to qualify stock options or restricted stock awarded to executive officers for deductibility under Section 162(m) of the Internal Revenue Code. Although deductibility of compensation is preferred and the Compensation Committee does consider the net cost to the Company in making all compensation decisions, in certain situations, the Compensation Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers. In this regard, for fiscal 2007, the amount of base salary in excess of $1,000,000 for any named executive officer was not deductible for federal income tax purposes. Furthermore, while all of the stock options granted to our Executive Officers qualify under Section 162(m) as performance-based compensation, none of the restricted stock granted to our executive officers prior to the 2007 annual Shareholders meeting in May 2007 qualified as performance-based compensation under Section 162(m). However, following Shareholder approval of the 2007 Stock Incentive Plan at the Company’s 2007 Annual Meeting in May 2007, which Stock Incentive Plan included the adoption and approval of specific performance criteria, all of Company’s grants of Restricted Stock to qualifying officers following May 2007 may qualify as performance-based compensation under Section 162(m). We reserve the right to maintain flexibility in how we compensate our executive officers that may result in limiting the deductibility of amounts of compensation from time to time and the Compensation Committee is currently investigating the possibility of implementing programs that would allow for deductibility under Section 162(m).

Summary Compensation Table. The following table sets forth summary information concerning compensation paid or accrued for services rendered to the Company in all capacities to the Company’s Chief Executive Officer and our other Executive Officers.

2006 AND 2007 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)		Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (5)		All Other Compensation ($)		Total ($)
L. George Klaus,	2006	$736,403	—	$1,516,255	(10)	—	$512,536		$24,046	(6)	$2,789,240
Chairman of the Board and Chief Executive Officer (20)	2007	$736,403	—	$1,524,186	(17)	—	$441,842		$59,496	(13)	$2,761,927

Michael A. Piraino,	2006	$274,684	—	$360,934	(11)	$216,883	$159,316	(9)	$7,631	(7)	$1,019,448
Executive Vice-President and Chief Financial Officer	2007	$330,000	—	$503,280	(18)	$116,074	$165,000		$16,690	(14)	$1,131,044

Mark A. Duffell,	2006	$395,806	—	$570,243	(12)	$218,919	$229,567		$6,093	(8)	$1,420,628
President and Chief Operating Officer (21)	2007	$420,000	—	$779,668	(19)	$173,814	$231,000		$21,017	(15)	$1,625,499

(1)	See the section herein entitled “Employment and Severance Agreements” for a description of the material terms of each of the named Executive Officer’s employment agreements or offer letters.

(2)	The named Executive Officers were not entitled to receive payments which qualify as “bonus” payments for the fiscal years ending December 31, 2006 or 2007. However, the terms of the “Management Bonus Plan” for December 31, 2006, qualifies as a Non-Equity Incentive Compensation Plan, and the executives’ payments under that plan are listed under the heading “Non Equity Incentive Plan Compensation.”

(3)	The amounts in this column for “Stock Awards” indicate the amount in dollars recognized for financial statement reporting purposes for the fiscal years ended December 31, 2006 and 2007 in accordance with FAS 123R disregarding forfeiture assumptions of Stock Awards granted (i) in 2005 and 2006 and (ii) pursuant to the Performance Based Restricted Stock Program approved by the Compensation Committee in 2006 and 2007. See note 9 to our financial statements in the Form 10-K for the fiscal year ended December 31, 2007, as filed with the SEC, for the assumptions used by the Company in calculating these amounts. Also, see “Compensation Discussion and Analysis — Long-Term Incentive Compensation” for a description of the Performance Based Restricted Stock Program.

(4)	The amounts in this column for “Option Awards” indicate the amount in dollars recognized for financial statement reporting purposes for the fiscal years ended December 31, 2006 and 2007 in accordance with FAS 123R disregarding forfeiture assumptions of options granted prior to fiscal year 2006 and 2007. See Note 9 to our financial statements in the Form 10-K for the fiscal year ended December 31, 2007, as filed with the SEC, for assumptions used by the Company in calculating these amounts.

(5)	The amounts listed in the column under the heading “Non-Equity Incentive Plan Compensation” indicate that the amounts in cash awarded to the named Executive Officers under the Company’s Management Bonus Plan, which is detailed in the Compensation Discussion and Analysis section under the heading “Management Bonus Plan.”

(6)	Amount stated reflects $6,858 in premium for group term life insurance, $6,508 in medical premium and medical fee reimbursement and $10,680 in annual membership dues and expenses, including paid to Country Club pursuant to Mr. Klaus’ original 1996 Employment Offer Letter.

(7)	Amount stated reflects $415 in premium for group term life insurance, $1,373 in medical premium and medical fee reimbursement and $5,843 in annual Club membership dues and business expenses.

(8)	Amount stated reflects $621 in premium for group term life insurance, $1,163 in medical premium and medical fee reimbursement and $4,309 in annual Club membership dues and business expenses.

(9)	Amount includes $15,000 that Mr. Piraino deferred into the Company’s Non-Qualified deferred Compensation program as described in the 2006 Non-Qualified Deferred Compensation Table.

(10)	Executive was granted a maximum of 200,000 shares for the 2006 performance year under the terms of the Company’s Performance Based Restricted Stock Plan (“PBRSP”). The dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123R is calculated based upon the number of shares actually received by executive for actual 2006 company performance under the PBRSP calculated at the grant date market price of $11.46 per share.

(11)	Executive was granted a maximum of 30,000 shares for the 2006 performance year under the terms of the Company’s Performance Based Restricted Stock Plan (“PBRSP”). The dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123R is calculated based upon the number of shares actually received by executive for actual 2006 company performance under the PBRSP calculated at the grant date market price of $11.46 per share.

(12)	Executive was granted a maximum of 40,000 shares for the 2006 performance year under the terms of the Company’s Performance Based Restricted Stock Plan (“PBRSP”). The dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123R is calculated based upon the number of shares actually received by executive for actual 2006 company performance under the PBRSP calculated at the grant date market price of $11.46 per share.

(13)	Amount stated reflects $6,858 in premium for group term life insurance, $12,012 in medical premium and medical fee reimbursement and $40,626 in annual membership dues and expenses, including amounts paid to Country Club pursuant to Mr. Klaus’ original 1996 Employment Offer Letter.

(14)	Amount stated reflects $766 in premium for group term life insurance, $5,244 in medical premium and medical fee reimbursement and $10,680 in annual Club membership dues and business expenses.

(15)	Amount stated reflects $664 in premium for group term life insurance, $2,393 in medical premium and medical fee reimbursement, 13,109 in pay out of accrued vacation pay and $4,851 in annual Club membership dues and business expenses.

(16)	Amount includes $10,000 that Mr. Piraino deferred into the Company’s Non-Qualified deferred Compensation program as described in the 2007 Non-Qualified Deferred Compensation Table.

(17)	Executive was granted a maximum of 200,000 shares for the 2007 performance year under the terms of the Company’s Performance Based Restricted Stock Plan (“PBRSP”). The dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123R is calculated based upon the number of shares actually received by executive for actual 2007 company performance under the PBRSP calculated at the grant date market price of $11.46 per share.

(18)	Executive was granted a maximum of 45,000 shares for the 2007 performance year under the terms of the Company’s PBRSP. The dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123R is calculated based upon the number of shares actually received by executive for actual 2007 company performance under the PBRSP calculated at the 2006 grant date market price of $11.46 per share for 30,000 of the shares and the 2007 grant date market price of $14.00 per share for 15,000 of the shares.

(19)	Executive was granted a maximum of 62,000 shares for the 2007 performance year under the terms of the Company’s PBRSP. The dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123R, is calculated based upon the number of shares actually received by executive for actual 2007 company performance under the PBRSP calculated at the 2006 grant date market price of $11.46 per share for 40,000 of the shares and the 2007 grant date market price of $14.00 per share for 22,000 of the shares.

(20)	Mr. Klaus resigned as Chief Executive Officer of the Company effective February 19, 2008. Mr. Klaus will continue to be an employee of the Company and his employment will continue to be governed by the terms of the Management Retention Agreement between Mr. Klaus and the Company, dated May 26, 2006, as amended on March 1, 2007.

(21)	Mr. Duffell resigned as President and Chief Operating Officer of the Company effective February 19, 2008. Pursuant to a letter agreement between Mr. Duffell and the Company, dated February 19, 2008, Mr. Duffell has remained employed by the Company until March 31, 2008 to support the Company’s transition of his responsibilities.

CEO Compensation for Fiscal 2007	The principal cash components of compensation for L. George Klaus, who served as the Company’s Chief Executive Officer during fiscal 2007, included base salary and a non-equity incentive cash award. L. George Klaus received a salary of $736,403 during fiscal 2007. Mr. Klaus’ base salary was negotiated as part of his compensation package when he joined the Company in February 1996, and has been subsequently increased on an annual basis through 2006 when it was locked in at $736,403 as part of his Management Retention Agreement subject to increases approved by the Compensation Committee.

Mr. Klaus also received Non Equity Incentive Compensation of $441,842 for fiscal 2007 which equaled 100% of his bonus plan target bonus for fiscal 2007. As described above, one half of the target bonus was based on achieving an operating revenue goal for the Company, the other half was based upon the Company achieving an adjusted EBITDA goal and additional amounts could be earned if the Company exceeded 100 percent of the operating revenue and adjusted EBITDA goals. Bonuses are paid if 75 percent of either the operating revenue or adjusted EBITDA are met based on objective formulas. For 2007, Mr. Klaus received a bonus on achievements by the Company for both operating revenue and adjusted EBITDA due to the Company’s financial performance in fiscal year 2007, which overall met targeted expectations.

During the fiscal year 2007, the Compensation Committee evaluated Mr. Klaus’ holdings of Epicor stock, stock options and stock purchase rights, including an evaluation of previously granted stock options and stock purchase rights. Based on such analysis Mr. Klaus was granted 200,000 shares of restricted stock under the PBRSP for the fiscal year ending December 31, 2007.

Other Executive Offer Compensation for Fiscal 2007

President and Chief Operating Officer, Mark A. Duffell	The principal cash components of compensation for Mr. Duffell, who served as the Company’s President and Chief Operating Officer during fiscal 2007, included base salary and a non-equity incentive cash award. Mark Duffell received a salary of $420,000 during fiscal 2007. Mr. Duffell’s base salary was negotiated as part of his compensation package when he was promoted to his position in July 2005 and has been subsequently increased on an annual basis through 2006 as approved by the Compensation Committee.

Mr. Duffell also received Non Equity Incentive Compensation of $231,000 for fiscal 2007 which equaled 100% of his bonus plan target bonus for fiscal 2007. As described above, one half of the target bonus was based on achieving an operating revenue goal for the Company, the other half was based upon the Company achieving an adjusted EBITDA goal and additional amounts could be earned if the Company exceeded 100 percent of the operating revenue and EBITDA goals. Bonuses are paid if 75 percent of either the operating revenue or EBITDA are met based on objective formulas. For 2007, Mr. Duffell received a bonus on achievements by the Company for both operating revenue and Adjusted EBITDA due to the Company’s financial performance in fiscal year 2007, which overall met targeted expectations.

During the fiscal year 2007, the Compensation Committee evaluated Mr. Duffell’s holdings of Epicor stock, stock options and stock purchase rights, including an evaluation of previously granted stock options and stock purchase rights. Based on such analysis Mr. Duffell was granted 62,000 shares of restricted stock under the PBRSP for the fiscal year ended December 31, 2007.

Executive VP and Chief Financial Officer, Michael A. Piraino	The principal cash components of compensation for Mr. Piraino, who served as the Company’s Chief Financial Officer for fiscal 2007 included base salary and a non-equity incentive cash award. Michael Piraino, the Company’s Executive Vice President and Chief Financial Officer received a salary of $330,000 during fiscal 2007. Mr. Piraino’s base salary was negotiated as part of his compensation package when he was promoted to Executive Vice President in July 2005, and has been subsequently increased on an annual basis through 2007 as approved by the Compensation Committee.

Mr. Piraino also received Non Equity Incentive Compensation of $165,000 for fiscal 2007 which equaled 100% of his bonus plan target bonus for fiscal 2007. As described above, one half of the target bonus was based on achieving an operating revenue goal for the Company, the other half was based upon the Company achieving an adjusted EBITDA goal and additional amounts could be earned if the Company exceeded 100 percent of the operating revenue and EBITDA goals. For 2007, Mr. Piraino received a bonus on achievements by the Company for both operating revenue and Adjusted EBITDA due to the Company’s financial performance in fiscal year 2007, which overall met targeted expectations.

During the fiscal year 2007, the Compensation Committee evaluated Mr. Piraino’s holdings of Epicor stock, stock options and stock purchase rights, including an evaluation of previously granted stock options and stock purchase rights. Based on such analysis Mr. Piraino was granted 45,000 shares of restricted stock under the PBRSP for the fiscal year ended December 31, 2007.

2007 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)		Exercise or Base Price of Option Awards ($/Sh))	Grant Date Fair Value of Stock and Option Awards ($) (3)
		Thresh- old ($)	Target ($)	Maxi- mum ($)	Thresh- old (#)	Target (#)	Maxi- mum (#)
L. George Klaus	1/09/07	17,674	441,841	883,682
	5/26/06				66,667	133,333	200,000			$11.46	$2,292,000
	6/18/07							200,000	(4)	$14.01	$2,802,000

Michael A. Piraino	1/09/07	6,600	165,000	330,000
	5/26/06				10,000	20,000	30,000			$11.46	$343,800
	1/09/07				5,000	10,000	15,000			$14.00	$210,000
	5/26/06							30,000	(5)	$11.46	$343,800
	1/09/07							15,000	(5)	$14.00	$210,000

Mark A. Duffell (6)	1/09/07	9,240	231,000	462,000
	5/26/07				13,334	26,667	40,000			$11.46	$458,400
	1/09/07				7,334	14,667	22,000			$14.00	$308,000
	5/26/07							40,000	(5)	$11.46	$458,400
	1/09/07							22,000	(5)	$14.00	$308,000

(1)	Amounts indicated in these three columns are the threshold, target and maximum amounts in dollars available to the named Executive Officers under the Company’s Management Bonus Plan, which is detailed in the Compensation Discussion and Analysis section under the heading “Management Bonus Plan.” The amounts shown in the “Threshold” column reflect the minimum payment level under the Company’s Management Bonus Plan which is one twenty fifth or 4% of the target amount shown in the “Target” column. The amount shown in the “Maximum” column is 200% of such target amount. These amounts are based on the individual’s current salary and position.

(2)	Amounts in these three columns are the threshold, target and maximum amounts in shares available to the named Executive Officers under the Company’s Performance Based Restricted Stock Program approved by the Compensation Committee in 2007. See note 9 to our financial statements in the Form 10-K for the fiscal year ended December 31, 2007, as filed with the SEC, for the assumptions used by the Company in calculating these amounts. Also, see “Compensation Discussion and Analysis — Long-Term Incentive Compensation,” for a description of the Performance Based Restricted Stock Program. The amounts shown in the “Threshold” column reflect the Long-Term Stock Grant minimum which is 50% of the amount shown in the “Target” column. The amount shown in the “Maximum” column is 150% of such target amount. All awards were issued pursuant to the same plan.

(3)	Amounts represent the full grant date fair value of the awards as of May 26, 2006, January 9, 2007 and June 18, 2007, as computed in accordance with FAS 123R. The assumptions used to calculate the numbers in this column are set forth under Note 9 of the Notes to Consolidated Financial Statements included in the Epicor Software Corporation Annual Report on Form 10-K for 2007 filed with the SEC on March 11, 2008.

(4)	Amount in this column is the maximum amount of shares of restricted stock issued under the Company’s Performance Based Restricted Stock Program approved by the Compensation Committee in 2007 for 2008 performance.

(5)	Amounts in this column are the maximum amount of shares of restricted stock issued under the Company’s Performance Based Restricted Stock Program approved by the Compensation Committee in 2006 and 2007, for 2008 performance.

(6)	Mr. Duffell resigned as President and Chief Operating Officer of the Company, effective February 19, 2008. Pursuant to a letter agreement between Mr. Duffell and the Company, dated February 19, 2008, Mr. Duffell remained employed by the Company until March 31, 2008 to support the transition of his responsibilities. In connection therewith, on March 31, 2008 Mr. Duffell became entitled to receive, among other benefits, accelerated lapsing of the Company’s right to repurchase 30,000 shares of common stock pursuant to restricted stock granted to Mr. Duffell on July 19, 2005 and the ability to exercise any vested options for 180 days following March 31, 2008. Please see the section entitled “Resignation of Mark Duffell as President and Chief Operating Officer” beginning on page 50 hereof.

Under the 2007 PBRSP, the Company was required to achieve at least 75% of the respective adjusted EBITDA or revenue targets established at the beginning of the year, in order for Executives to begin to accrue shares under the PBRSP. In 2007, the Company achieved 101.74% of the target revenue objectives and achieved approximately 89.82% of the targeted adjusted EBITDA objectives. Under the terms of the PBRSP, these achievements resulted in a share grant level of 99.3% the combined targeted amounts. In addition, for fiscal 2007, the Compensation Committee considered Mr. Klaus’ recommendations with respect to performance shares for the COO and CFO and other participants. Based upon such recommendations, and after independent consideration, the Compensation Committee in 2007 granted 200,000 shares to Mr. Klaus and Messrs. Duffell and Mr. Piraino were granted an additional 22,000 and 15,000 shares, respectively, bringing their total grants of restricted stock for 2007, under the 2007 PBRSP to 62,000 and 45,000 shares, respectively.

2007 Outstanding Equity Awards At Fiscal Year-End

	Option Awards					Stock Awards
	Exercisable	Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
L. George Klaus	272,000	—		$1.15	8/20/11
								133,333	(4)	$1,570,663
Michael A. Piraino	119,800	—		$3.65	5/27/13
	18,750	1,250		$12.74	1/2/14
	30,000	—		$15.21	10/26/14
						17,500	$206,150
								30,000	(5)	$353,400
Mark A. Duffell (6)	10,000	—		$1.06	8/31/11
	10,000	—		$2.15	2/29/12
	15,000	—		$2.32	4/22/13
	55,000	—		$4.67	6/11/13
	28,125	1,875		$12.74	1/2/14
	32,500	7,500		$10.39	7/19/14
	40,000	—		$15.21	10/26/14
						35,000	$412,300
								41,334	(5)	$486,915

(1)	All Option grants listed herein vest over a four (4) year period from the date of grant, based on continued service.

(2)	The market value of the Stock Awards is based on the closing market price of Epicor stock as of December 31, 2007, which was $11.78.

(3)	The market or payout value of the Stock Awards is based on the closing market price of Epicor stock as of December 31, 2007, which was $11.78.

(4)	This amount reflects the target level award made in 2007 under the Company’s Performance Based Restricted Stock Plan for the 2008 performance year. In 2007, the Company’s performance under the Company’s Performance Based Restricted Stock Plan exceeded the threshold level and therefore the Company is reporting the target level award in this column.

(5)	This aggregate amount reflects the target level awards made in 2006 and 2007 under the Company’s Performance Based Restricted Stock Plan for the 2008 performance year. In 2007, the Company’s performance under the Company’s Performance Based Restricted Stock Plan exceeded the threshold level and therefore the Company is reporting the target level awards in this column.

(6)	Mr. Duffell resigned as President and Chief Operating Officer of the Company, effective February 19, 2008. Pursuant to a letter agreement between Mr. Duffell and the Company, dated February 19, 2008, Mr. Duffell remained employed by the Company until March 31, 2008 to support the transition of his responsibilities. In connection therewith, on March 31, 2008 Mr. Duffell became entitled to receive, among other benefits, accelerated lapsing of the Company’s right to repurchase 30,000 shares of common stock pursuant to restricted stock granted to Mr. Duffell on July 19, 2005; and the ability to exercise any vested options for 180 days following March 31, 2008. Please see the section entitled “Resignation of Mark Duffell as President and Chief Operating Officer” beginning on page 50 hereof.

2007 Option Exercises And Stock Vested

Name	Option Awards				Stock Awards
	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
L. George Klaus	—	(2)
					132,407	(3)	$1,559,754	(1)

Michael A. Piraino	40,000	(4)	381,158	(4)
					2,500		$34,075	(5)
					2,500		$36,575	(6)
					2,500		$36,725	(7)
					2,500		$31,875	(8)
					29,792	(3)	$350,950	(1)

Mark A. Duffell	—
					5,000		$68,150	(9)
					5,000		$73,150	(10)
					5,000		$73,450	(11)
					5,000		$63,750	(12)
					41,047	(3)	$483,534	(1)

(1)	The market value of these Stock Awards made under the Performance Based Restricted Stock Plan for the 2007 performance year is based on the closing market price of Epicor stock as of December 31, 2007, which was $11.78.

(2)	Mr. Klaus exercised no stock options during 2007.

(3)	Reflects shares received pursuant to the Company’s Performance Based Restricted Stock Program for the 2007 grant period.

(4)	Reflects exercise of (i) 40,000 stock options on August 13, 2007, with an exercise price of $3.65 and a market price of $13.17.

(5)	Reflects vesting of 2,500 shares of Epicor stock on January 19, 2007, at the market closing price of $13.63 per share.

(6)	Reflects vesting of 2,500 shares of Epicor stock on April 19, 2007, at the market closing price of $14.63 per share.

(7)	Reflects vesting of 2,500 shares of Epicor stock on July 19, 2007, at the market closing price of $14.69 per share.

(8)	Reflects vesting of 2,500 shares of Epicor stock on October 19, 2007, at the market closing price of $12.75 per share.

(9)	Reflects vesting of 5,000 shares of Epicor stock on January 19, 2007, at the market closing price of $13.63 per share.

(10)	Reflects vesting of 5,000 shares of Epicor stock on April 19, 2007, at the market closing price of $14.63 per share.

(11)	Reflects vesting of 5,000 shares of Epicor stock on July 19, 2007, at the market closing price of $14.69 per share.

(12)	Reflects vesting of 5,000 shares of Epicor stock on October 19, 2007, at the market closing price of $12.75 per share.

2007 Nonqualified Deferred Compensation (1)

Name	Executive Contributions in Last Fiscal Year ($)		Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-end ($)
L. George Klaus
Michael A. Piraino	10,000	(2)	—	2,418.64	—	37,994.39
Mark A. Duffell

(1)	The Epicor Software Deferred Compensation Plan (“EDCP”) provides selected officers and senior managers of the Company with the opportunity to enter into agreements to defer the receipt of up to seventy percent of future cash compensation from base salary and up to one hundred percent of future cash compensation from bonus awards and/or commissions. For a description of the EDCP see Compensation Discussion and Analysis under the heading “Deferred Compensation Plan.”

(2)	This amount is included in the amount reported in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table for Mr. Piraino.

Employment And Severance Agreements

2007 Potential Payments upon Termination or Change in Control

		Before Change in Control		Within 12 months of Change in Control
Name	Benefit	Termination without Cause or for Good Reason (1)		Termination without Cause or for Good Reason (2)		Voluntary Termination	Death		Disability		Change in Control (w/o Termination)
L. George Klaus	Salary	$736,000		$1,104,000		—	—		—		—
CEO/Chairman	Bonus	$442,000		$633,000		—	—		—		—
	Health Care Benefits	$76,989	(5)	$76,989	(5)	—	—		—		—
	Option Acceleration	—		—		—	—		—		—
	Restricted Stock Acceleration	—		—		—	—		—		$1,570,667	(4)
	Insurance	—		—		—	$100,000	(3)	$100,000	(3)	—
Michael A. Piraino	Salary	$165,000		$330,000		—	$165,000		$165,000		—
Exec. VP/CFO	Bonus	$82,500		$165,000		—	$82,500		$82,500		—
	Health Care Benefits	$3,961	(6)	$7,921	(7)	—	$3,961		$3,961		—
	Option Acceleration	—		—		—	—		—		—
	Restricted Stock Acceleration	—		—		—	—		—		$559,550	(4)
	Insurance	—		—		—	$100,000	(3)	$100,000	(3)	—
Mark A. Duffell (8)	Salary	$210,000		$420,000		—	—		—		—
COO/President	Bonus	$115,500		$231,000		—	—		—		—
	Health Care Benefits	$6,774	(6)	$13,549	(7)	—	—		—		—
	Option Acceleration	—		—		—	—		—		$10,425	(5)
	Restricted Stock Acceleration	—		—		—	—		—		$899,203	(4)
	Insurance	—		—		—	$100,000	(3)	$100,000	(3)	—

(1)	Amounts in this Column reflect the various benefits (cash and non-cash) that each Named Executive would receive under the terms of their contracts or Company severance policies were they to be terminated without Cause or Good reason and not within 12 months following a change of Control of the Company. All calculations were made as of December 31, 2007, using then current salary and bonus figures for each named executive as is detailed for each executive in the discussion below.

(2)	Amounts in this Column reflect the various benefits each Named Executive would receive under the terms of their contracts or Company severance policies were they to be terminated without Cause or Good reason within 12 months following a change of Control of the Company. All calculations were made as of December 31, 2007, using then current salary and bonus figures for each named executive as is detailed for each executive in the discussion below.

(3)	Reflects payout to Executive from Exec-U-care upon Executive’s death or permanent disability.

(4)	Amount reflects value of restricted stock awards for the 2008 performance years that would accelerate and vest at target level amounts under the plan and calculated based on the closing market price of Epicor stock as of December 31, 2007, which was $11.78.

(5)	Reflects Net present Value of Health Care Benefits as of December 31, 2007, to be received by Executive under terms of his Retention Agreement as calculated pursuant to FAS 106.

(6)	Reflects estimated value as of December 31, 2007, of 6 months of COBRA payments to Executive following termination of Executive’s employment without Cause or Good reason and not within 12 months following a change of Control of the Company.

(7)	Reflects estimated value as of December 31, 2007, of 12 months of COBRA payments to Executive following termination of Executive’s employment without Cause or Good reason and within 12 months following a Change of Control of the Company.

(8)	Mr. Duffell resigned as President and Chief Operating Officer of the Company, effective February 19, 2008. Pursuant to a letter agreement between Mr. Duffell and the Company, dated February 19, 2008, Mr. Duffell remained employed by the Company until March 31, 2008 to support the transition of his responsibilities. In connection therewith, on March 31, 2008 Mr. Duffell became entitled to receive the benefits which are summarized under the section entitled “Resignation of Mark Duffell as President and Chief Operating Officer” beginning on page 50 hereof.

Chairman and CEO, L. George Klaus	On March May 26, 2006, the Company, with approval by the Compensation Committee of its Board of Directors, entered into a Management Retention Agreement (the “Agreement”) with L. George Klaus, who served as the Company’s Chairman and CEO through February 19, 2008. The Agreement sets forth several terms and provisions that governed Mr. Klaus’ employment as Chairman and CEO of the Company and was designed to replace Mr. Klaus’ former agreement, which expired at the end of 2005.

Term of Agreement. The Agreement has a term of two (2) years expiring December 31, 2007 (the “Employment Term”). The Agreement may be terminated by either party at any time with or without cause.

Base Salary. During the Employment Term, the Company will pay Mr. Klaus a salary at an annualized rate of $736,403 as compensation for his services (the “Base Salary”). The Base Salary will not be increased during the Employment Term without the prior written approval of the Company’s Board of Directors.

Annual Incentive. Mr. Klaus is eligible to receive annual cash bonus payments under the Company’s Management Bonus Plan (as described under the heading “Compensation Discussion and Analysis — Management Bonus Plan”. The bonus is based on a performance plan agreed to by Mr. Klaus and the Board of Directors of the Company.

Restricted Stock Grant. Mr. Klaus was granted a right to purchase four hundred thousand (400,000) shares of restricted Company common stock (the “Restricted Stock Grant”), subject to the terms and conditions of the form of restricted stock agreement approved by the Company. The restrictions on the stock shall lift and Mr. Klaus will vest in the stock, or a portion thereof, in two equal, annual installments depending upon achievement of targets with respect to revenue and EBITDA for each of two performance years, the first of which commenced on January 1, 2006, and subject to Mr. Klaus’ continued service to the Company through each applicable vesting date.

Severance Benefits. Upon the occurrence of an Involuntary Termination as defined in the Agreement, Mr. Klaus shall be entitled to the following benefits:

•	twelve (12) months of Mr. Klaus’ Base Salary as in effect as of the date of the Involuntary Termination, to be paid periodically in accordance with the Company’s normal payroll policies;

•	Any bonus that would have been earned by Mr. Klaus in the twelve (12) month period following the date of the Involuntary Termination (as determined by the Company in its discretion); and

•

Mr. Klaus, his spouse and Mr. Klaus’ dependents who are participating in Company group medical or dental plans on the date of Mr. Klaus’ termination of service (“Covered Persons”) shall be entitled to continued participation in such plans, as they may be modified by the Company from time to time, at no additional after-tax cost to Mr. Klaus (or Mr. Klaus’ spouse or dependents, as applicable) other than Mr. Klaus would have were he an employee, from year to year, for the remainder of the lifetimes of each Covered Person (or with respect to dependents of Mr. Klaus, until the earlier of i) the death of both Mr. Klaus and Mr. Klaus’ spouse covered hereunder; ii) the time such dependents reach eighteen (18) years of age, if they do not continue thereafter as full time students; or iii) through the period from 18 years of age up to 25 years of age during which such dependents remain full time students); provided, however, that such coverage shall be suspended for any period during which any Covered Persons obtain or are covered by other comparable group health coverage. In the event that Mr. Klaus and/or Mr. Klaus’ spouse and dependents, as applicable, are not eligible to continue their participation in the Company’s group medical or dental plans, then alternatively, such individuals shall be entitled to receive equivalent coverage under a separate plan according to the same terms and conditions as indicated in the Agreement.

In the event Mr. Klaus’ employment with the Company terminates by reason of Mr. Klaus’ Retirement (as such term is defined in the Agreement), and provided that Mr. Klaus has substantially completed a successful CEO succession plan acceptable to the Company’s Board of Directors, Mr. Klaus and such other Covered Persons will be entitled to the continued participation described in the immediately preceding paragraph.

Other Termination. If Mr. Klaus’ employment with the Company terminates other than as a result of an Involuntary Termination or Retirement as defined in the Agreement, then Mr. Klaus shall not be entitled to receive severance or other benefits hereunder, but may be eligible for those benefits (if any) as may then be established under the Company’s then existing severance and benefits plans and policies at the time of such termination.

Tax Gross-Up. In the event that the severance and other benefits provided for in this Agreement will be subject to an excise tax as a result of Section 280G and Section 4999 of the Internal Revenue Code of 1986, as amended, then Mr. Klaus shall receive a gross-up payment sufficient to pay such excise tax and federal and state income taxes arising therefrom.

Conditions to Receipt of Severance. The receipt of any severance pursuant to the Agreement will be subject to Mr. Klaus signing and not revoking a separation agreement and release of claims in a form reasonably acceptable to the Company. No severance will be paid or provided until the separation agreement and release agreement becomes effective. Furthermore, Mr. Klaus will not knowingly disparage, criticize, or otherwise make any derogatory statements regarding the Company, its directors, or its officers.

2007 Amendment to Mr. Klaus Management Retention Agreement	On March 1, 2007, the Company with approval by the Compensation Committee of its Board of Directors of Epicor Software Corporation, entered into an amended Management Retention Agreement (the “Amended Agreement”) with Mr. Klaus. The Amended Agreement, which amends and replaces the original May 26, 2006 Management Retention Agreement, continues the majority of the material provisions of Mr. Klaus’ May 26 Agreement, as described above, with the following exceptions and additions.

1.	The Amended Agreement extends the Term of Mr. Klaus’ Amended Agreement through January 15, 2009.

2.	The health care benefits described under Severance Benefits above were modified to clarify that the Company’s obligations to provide medical and dental health coverage to the Covered Persons, or any of them, shall be secondary to and, as applicable, limited to supplementing as necessary, any Separate Coverage available to any of the Covered Persons during the Coverage Period. Company and Mr. Klaus shall cooperate in identifying and procuring any such available Separate Coverage and Covered Persons shall notify Company when any such Separate Coverage for any of the Covered Persons is available and/or begins or ends. Any such Separate Coverage available to Covered Persons during the Coverage Period shall be paid for by Company to the extent that the cost of such Separate Coverage exceeds the cost that Mr. Klaus (or Mr. Klaus’ spouse or dependents, as applicable) would have been required to pay Company from year to year, were Mr. Klaus an employee, during the Coverage Period.

3.	The Amended Agreement further provides that in the event of his Retirement or Involuntary Termination as defined in the Agreement, the Company shall transfer to Mr. Klaus any and all rights title interest and claim that the Company may have in his Country Club membership in Newport Beach, CA, which the Company acquired for Mr. Klaus as part of his initial Offer Letter dated February 7, 1996 and pursuant to which Mr. Klaus joined the Company as President and CEO in 1996.

4.	Finally, the Amended Agreement provides that upon the occurrence of an Involuntary Termination at any time during the term of this Amended Agreement which Involuntary Termination occurs within twelve (12) months following a Change of Control, Mr. Klaus shall be entitled to the following severance benefits:

(a)	An amount equal to eighteen (18) months of Mr. Klaus’ Base Salary as in effect as of the date of the Involuntary Termination, to be paid periodically in accordance with the Company’s normal payroll policies;

(b)	An amount equal to 150% of Mr. Klaus’ target annual bonus as calculated from Mr. Klaus’ bonus plan in effect at the time of Mr. Klaus’ Involuntary Termination;

(c)	The health care benefits described above; and

(d)	The Company shall transfer to Mr. Klaus any and all rights title interest and claim that the Company may have in his Golf Course membership as described above.

Resignation of L. George Klaus as Chief Executive Officer	L. George Klaus resigned as the Company’s Chief Executive Officer, effective February 19, 2008. Mr. Klaus became the Executive Chairman of the Company’s Board of Directors, effective February 19, 2008. In his new role as the Company’s Executive Chairman, Mr. Klaus remains an employee of the Company and he and the Company continue to operate under the terms of his amended retention agreement dated March 1, 2007, as described above.

Appointment of Thomas Kelly as President and Chief Executive Officer	On February 19, 2008, Thomas Kelly, a director of the Company, became the Company’s President and Chief Executive Officer. In connection with his appointment, Mr. Kelly entered into a management retention agreement with the Company on February 19, 2008 (the “Kelly Employment Agreement”). Pursuant to the Employment Agreement, Mr. Kelly is entitled to:

•	An annual cash salary of $500,000;

•

An annual cash bonus payment under the Company’s cash bonus plan for key employees to be paid on a fiscal year basis based on a performance plan agreed to between Mr. Kelly and the Board of Directors of the Company. The initial cash bonus plan provides for a target bonus amount equal to 60% of Mr. Kelly’s base salary, or $300,000 (the “Initial Target Bonus”). Payment of 50% of the Initial Target Bonus, or $150,000, is guaranteed for the 2008 fiscal year and was paid to Mr. Kelly upon his commencing employment, subject to the usual and required withholdings. The remaining 50% of the Initial Target Bonus will be subject to the terms and conditions of the 2008 Bonus Plan;

•

A grant of 228,000 shares of restricted Company common stock, allocated equally (114,000 shares) to each of the 2008 and 2009 fiscal years (the “Restricted Stock Grant”). The restrictions on the stock shall lift based on achievement of applicable Company performance goals during 2008 and 2009 as determined in accordance with the terms of the Company’s PBRSP, and subject to Mr. Kelly’s continued service to the Company through the 2008 and 2009 performance periods. For the 2008 fiscal year only, all Company performance goals applicable to the 114,000 shares of restricted stock will be deemed achieved at 100% target (equaling 76,000 shares), subject to Mr. Kelly’s continued service to the Company through the 2008 performance period. The award for the

2009 fiscal year contains no deemed achievement level. The Restricted Stock Grant is also subject to the terms, definitions and provisions of the Company’s 2007 Stock Incentive Plan, as may be amended from time to time, and the restricted stock agreement by and between Mr. Kelly and the Company;

•

Reimbursement for reasonable rental expense for 6 months incurred by Mr. Kelly in renting a residence in Orange County, CA, while Mr. Kelly searches for permanent housing, certain travel expenses for Mr. Kelly and his family and moving expenses for Mr. Kelly and his family;

•	Up to $50,000 as reimbursement for membership initial fees to join a golf or country club; and

•

Participation in the Company’s health plan, including the Exec-U-Care plan, and other Company benefit programs including the Company’s 401(k) savings program, Employee Stock Purchase Plan, Section 125 Reimbursement Account, Deferred Compensation Program and the Confidential Employee Assistance Program.

Pursuant to the Kelly Employment Agreement, in the event of an involuntary termination of Mr. Kelly’s employment, Mr. Kelly is entitled to (subject to signing a separation agreement and release of claims in a form reasonably acceptable to the Company):

•	12 months of base salary as in effect as of the date of the involuntary termination;

•	100% of the Mr. Kelly’s target annual bonus, as calculated from the bonus plan in effect at the time of the his involuntary termination; and

•	Reimbursement or payment of group health insurance (medical, dental and vision) under COBRA for 12 months following the involuntary termination.

In the event of an involuntary termination of Mr. Kelly’s employment within 12 months of a change of control, pursuant to the Kelly Employment Agreement, Mr. Kelly is entitled to (subject to signing a separation agreement and release of claims in a form reasonably acceptable to the Company):

•	18 months of base salary as in effect as of the date of the involuntary termination;

•	150% of the Mr. Kelly’s target annual bonus as calculated from the bonus plan in effect at the time of his involuntary termination; and

•	Reimbursement or payment of group health insurance (medical, dental and vision) under COBRA for 18 months following the involuntary termination.

In the event that any of the severance and other benefits provided for in the Kelly Employment Agreement constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and are subject to the excise tax imposed by Section 4999 of the Code, then Mr. Kelly is also entitled to receive (i) a payment from the Company sufficient to pay such excise tax and (ii) an additional payment from the Company sufficient to pay the excise tax and federal and state income taxes arising from the payments made by the Company to Mr. Kelly.

Chief Operating Officer and President, Mark A. Duffell	In June 2003, Mark Duffell was promoted to Executive Vice-President and Group General Manager of the “e by Epicor” and International Divisions of the company. In connection with such promotion, Mr. Duffell’s base salary was increased to $320,000, together with a target fiscal year annual bonus of $160,000 based on the Management Bonus Plan. Pursuant to the terms of the Management Bonus Plan, Mr. Duffell’s target bonus could increase to a maximum of $320,000 if the performance targets were exceeded.

In addition, Mr. Duffell was granted an option to purchase 80,000 shares of Common Stock at an exercise price of $4.67 per share. The options vested as follows: (i) 20,000 shares vest on the first anniversary of the employment start date and (ii) 5,000 shares vest quarterly thereafter such that the shares are fully vested in four years. If a change of control occurs, then all shares subject to his options shall become fully vested upon the change of control.

In addition, the Company agreed to pay Mr. Duffell a one time bonus of $18,000 and reimburse him for his relocation expenses related to his and his family’s expenses associated with moving from the United Kingdom to the United States. In the event his employment is terminated without cause, or in the event that he is constructively terminated, the Company agreed to pay the relocation expenses associated with his moving back to the United Kingdom. In the event of termination without cause or a constructive termination, the shares of Common Stock that would have vested under Mr. Duffell’s options during the next 6-month period would accelerate and become vested. If a change of control occurs, then all shares subject to his options shall become fully vested upon the change of control.

On July 19, 2005, Mr. Duffell was promoted to President and Chief Operating Officer as approved by the Board of Directors. In recognition of such promotion, Mr. Duffell’s 2005 annual base pay was increased to $388,045 per year. Also as a result of such promotion and concurrently therewith, the Compensation Committee of the Board of Directors granted to Mr. Duffell the right to receive 80,000 shares of restricted stock for a purchase price equal to the par value of such stock. The grant was effective immediately and the restrictions on the stock lift over time with 25% of the shares vesting on the first anniversary of the grant and the remaining 75% of the shares vesting quarterly thereafter over the next three years such that they are fully vested after 4 years.

Resignation of Mark Duffell as President and Chief Operating Officer	On February 19, 2008, Mr. Duffell resigned from his position as the Company’s President and Chief Operating Officer. Mr. Duffell remained employed by the Company through March 31, 2008, to support the transition of his responsibilities and to support the initial integration activities associated with the Company’s recent acquisition of NSB Retail Systems. In connection with Mr. Duffell’s resignation, the Company entered into a letter agreement dated February 19, 2008 with Mr. Duffell (the “Severance Agreement”). Pursuant to the Severance Agreement, when Mr. Duffell left the Company on March 31, 2008, he became entitled to the following (subject to signing a release of claims with the Company, which release was obtained:

•	Six months of Mr. Duffell’s base salary, or $220,000, payable on a semi-monthly basis beginning April 1, 2008;

•	50% of Mr. Duffell’s 100% target bonus for fiscal 2008, or $121,000, to be paid on approximately February 15, 2009;

•	Payment of group health insurance (medical, dental and vision) under COBRA for 6 months following March 31, 2008;

•	Accelerated lapsing on March 31, 2008, of the Company’s right to repurchase 30,000 shares of common stock pursuant to restricted stock granted to Mr. Duffell July 19, 2005; and

•	Ability to exercise any vested options for 180 days following March 31, 2008.

Executive VP and Chief Financial Officer, Michael A. Piraino	The Company entered into an offer letter with Michael A. Piraino when he joined the Company in May 2003 as Senior Vice-President and Chief Financial Officer. The offer letter provided for a base salary of $220,000, together with a target annual bonus on a fiscal year basis of $110,000 based on the Management Bonus Plan. The target bonus could increase to $220,000 if the performance targets are exceeded. In addition, Mr. Piraino was granted an option to purchase 250,000 shares of Common Stock at an exercise price of $3.65 per share. The options vest with respect to 250,000 shares as follows: (i) 62,500 shares vest on the first anniversary of the employment start date of May 27, 2003 and (ii) 15,625 shares vest quarterly thereafter such that the shares are fully vested after four years.

In addition, the Company agreed to pay Mr. Piraino 6 months’ severance, including salary and bonus and reimbursement for COBRA premiums, in the event his employment is terminated without cause or in the event that he is constructively terminated or if he dies or otherwise becomes disabled while employed by the Company. In the event of termination without cause or a constructive termination, the shares of Common Stock that would have vested under Mr. Piraino’s options during the next 6-month period shall accelerate and become vested. If a change of control occurs, then all shares subject to his options shall become fully vested upon the change of control.

On July 19, 2005, Mr. Piraino was promoted to Executive Vice-President, as approved by the Board of Directors. In recognition of such promotion, Mr. Piraino’s annual base pay was increased by ten percent (10%) to $269,298 per year. Also as a result of such promotion, and concurrently therewith, the Compensation Committee of the Board of Directors granted to Mr. Piraino the right to receive 40,000 shares of restricted stock for a purchase price equal to the par value of such stock. The grant was effective immediately and the restrictions on the stock lift over time with 25% of the shares vesting on the first anniversary of the grant and the remaining 75% of the shares vesting quarterly thereafter over the next three years such that they are fully vested after 4 years.

Additional Potential Payments Upon Termination or a Change of Control	The severance benefits to which Mr. Klaus’ is entitled upon the occurrence of an Involuntary Termination, whether independent of or in connection with a Change of Control are defined in his Amended Agreement as described above. The severance benefits that Mr. Duffell became entitled to receive in connection with his separation from the Company on March 31, 2008 is summarized under the section entitled, “Resignation of Mark Duffell as President and Chief Operating Officer” set forth on page 47 hereof.

The Company has a Severance and Change in Control policy (the “Severance Policy”) which applies to the Company’s executive officers (other than the former CEO Mr. Klaus and current President and CEO Mr. Kelly) and other company officers. Under the terms of the Severance Policy, the Company’s one other Executive Officer, namely Mr. Piraino, is entitled to the following severance benefits:

Upon the occurrence of a Constructive Termination (as defined below) which occurs within twelve (12) months following a Change of Control (as defined below), such Executives are entitled to the following benefits:

•	twelve (12) months of Executive’s Base Salary as in effect as of the date of the Constructive Termination, to be paid periodically in accordance with the Company’s normal payroll policies; and

•	100% of the Executive’s target annual bonus as calculated from the executive’s bonus plan in effect at the time of the Executive’s Constructive Termination.

As defined in the severance policy,

“Change of Control” means the occurrence of any of the following (i) the sale, lease, conveyance or other disposition of all or substantially all of the Company’s assets as an entirety or substantially as an entirety to any person, entity or group of persons acting in concert, (ii) any transaction or series of transactions that results in, or that is in connection with, any person, entity or group acting in concert (other than existing affiliates of the Company), acquiring “beneficial ownership” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of such percentage of the aggregate voting power of all classes of voting equity stock of the Company as shall exceed fifty percent (50%) of such aggregate voting power, (iii) a merger or consolidation in which the Company is not the surviving entity, except for a transaction, the principal purpose of which is to change the state in which the Company is incorporated or (iv) any reverse merger in which the Company is a surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such reverse merger or (v) a liquidation of the Company; and

“Constructive Termination” means (i) without the express written consent of the employee, the relocation of the employee to a facility or location more than fifty (50) miles from the employee’s present location; (ii) a material adverse reduction of the employee’s duties, authorities or responsibilities or (iii) a reduction of more than twenty-five percent (25%) of the employee’s base compensation and the Company shall fail to correct any of the above to the reasonable satisfaction of the employee within thirty (30) days following written notice to the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our executive officers, directors and ten percent stockholders to file reports of ownership and changes in ownership with the SEC. The same persons are required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such forms, we believe that all our executive officers, directors and five percent stockholders complied with the applicable filing requirements.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Except for the transactions described below, there was not during fiscal year 2007 nor is there currently proposed, any transaction or series of similar transactions to which Epicor was or is to be a party in which the amount involved exceeds $120,000 and in which any director, nominee for director, executive officer, five percent stockholder or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

It is the policy of the Company’s Board of Directors that all Related Person Transactions, as that term is defined in the Company’s Related Person Transaction Policy, shall be subject to approval or ratification in accordance with the procedures set forth in such policy. Pursuant to the policy, the Audit Committee reviews the material facts of all Related Person Transactions that require the Committee’s approval and either approve or disapprove of the entry into the Related Person Transaction, subject to the exceptions described below. In determining whether to approve a Related Person Transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the Related Person Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the Related Person’s interest in the transaction.

Other Related Person Transactions	George Klaus, the Company’s Chairman and CEO during fiscal 2007, is married to one of the Company’s Executive Vice Presidents. The Executive Vice President with whom he is in the relationship is not an “executive officer” of the Company, and, during fiscal 2007, she reported directly to the President and Chief Operating Officer of the Company, Mr. Duffell, and not directly to Mr. Klaus. In addition, following a thorough board review of the relationship, the Board determined that, so long as Mr. Klaus and his wife remain employed by the Company, all employment and compensation matters relating to her will be made by Mr. Kelly, the current President and Chief Executive Officer, subject to review and approval by the Chair of the Audit Committee or the entire Audit Committee of the Board. Mr. Klaus’s wife is currently compensated at a level that the Company believes is comparable to other employees in similar positions of responsibility at the Company.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee of the Board of Directors. The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2007, with our management. In addition, the Audit Committee has discussed with McGladrey & Pullen, LLP, our independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committee). The Audit Committee also has received the written disclosures and the letter from McGladrey & Pullen, LLP, as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Audit Committee has discussed the independence of McGladrey & Pullen, LLP with that firm.

Based on the Audit Committee’s review of the matters noted above and its discussions with our independent auditors and our management, the Audit Committee recommended to the Board of Directors that the financial statements be included in our Annual Report on Form 10-K.

Members of the Audit Committee During Fiscal Year 2007:

Thomas F. Kelly

Robert H. Smith

Harold D. Copperman

The information contained above under the captions “Compensation Committee Report” and “Audit Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor will such information be incorporated by reference into any future SEC filing except to the extent that Epicor specifically incorporates it by reference into such filing.

BY ORDER OF THE BOARD OF DIRECTORS

Dated: April 18, 2008

L. George Klaus
Chairman

Epicor Software Corporation 18200 Von Karman Ave., Suite 1000 Irvine, CA 92612

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ELECTRONIC DELIVERY OF FUTURE

STOCKHOLDER COMMUNICATIONS

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VOTE BY PHONE 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return to Epicor Software Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:                             EPICOR                  KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EPICOR SOFTWARE CORPORATION

Proposals to be Voted Upon

1. Election of Directors—The names of the directors are:	For Withhold For All All All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number of the line below.
01) L. George Klaus, 02) Michael Kelly, 03) Thomas F. Kelly, 04) Robert H. Smith and 05) Michael L. Hackworth	☐ ☐ ☐

2. Appointment of McGladrey &Pullen, LLP as Independent Accountants—To ratify the appointment of McGladrey & Pullen, LLP as independent accountants for the year ending December 31, 2008.		For Against Abstain ☐ ☐ ☐

3. To transact such other business as may properly come before the meeting of any postponements or adjournments.		For Against Abstain ☐ ☐ ☐

Signature (PLEASE SIGN WITHIN BOX)                 Date                                                              Signature (Joint Owners)                 Date

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

EPICOR SOFTWARE CORPORATION

The undersigned stockholder of Epicor Software Corporation, a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 18, 2008, and hereby appoints Thomas F. Kelly, and Michael A. Piraino, or any one of them, proxies and attorneys-in-fact, each with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Epicor Software Corporation to be held on May 27, 2008 at 10:00 a.m. local time, and at any adjournment(s) or postponement(s) thereof, and to vote all shares of stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTORS AND FOR THE RATIFICATION OF THE APPOINTMENT OF MCGLADREY & PULLEN, LLP AS INDEPENDENT ACCOUNTANTS, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Important: This proxy should be marked, dated and signed by each stockholder exactly as their name appears on the stock certificate, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. A corporation is requested to sign its name by its President or other authorized officer, with the office held designated. If the shares are held by joint tenants or as community property, both holders should sign.